                                                                   EXHIBIT 20.1

                                    SUMMARY

     The following summary is intended to highlight certain information contained elsewhere in this Proxy Statement and Prospectus. This summary is not a complete statement of all material information presented elsewhere herein and is qualified in its entirety by the more detailed information contained elsewhere herein and in the accompanying exhibits and the documents referred to herein. Shareholders are urged to read this Proxy Statement and Prospectus and the accompanying exhibits in their entirety. As used in this Proxy Statement and Prospectus, the terms "Springs" and "Dundee" refer to such corporations, respectively, and, except where the context otherwise requires, such entities and their respective subsidiaries. All information concerning Springs included in the Proxy Statement and Prospectus has been provided by Springs, and all information concerning Dundee included in this Proxy Statement and Prospectus has been provided by Dundee. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement and Prospectus.

THE COMPANIES

     Springs Industries, Inc., a South Carolina corporation ("Springs") is a diversified textile and home furnishings manufacturer and finisher, serving a variety of markets. Springs' principal business is concentrated in two segments. In its home furnishings business segment, Springs manufactures, purchases for resale and markets domestic bedding and bath products and decorative window products. In its specialty fabrics business segment, Springs manufactures, purchases for resale and markets a broad range of fabrics for industrial, apparel and specialty end uses. Dundee Acquisition Corp., a Georgia corporation ("Subcorp"), is a newly formed subsidiary of Springs organized for the purpose of effecting the Merger. The principal executive offices of Springs and Subcorp are located at 205 North White Street, Fort Mill, South Carolina 29715, and the telephone number is (803) 547-1500.

     Dundee Mills, Incorporated, a Georgia corporation ("Dundee") is a leading manufacturer of towels, infant and toddler bedding, knitted infant apparel, and baby and healthcare products. The business of Dundee is divided into three primary divisions: terry towel products, baby and healthcare products, and broadcloth fabric. The principal executive offices of Dundee are located at 301 Railroad Avenue, Griffin, Georgia 30224, and the telephone number is (404) 227-5581.

THE MEETING

     The Meeting will be held on May 25, 1995 at 10:00 a.m. local time at Griffin Technical Institute, 501 Varsity Road, Griffin, Georgia 30223. The purposes of the Meeting are to consider and vote upon a proposal to approve the Merger Agreement and to consider and vote upon a proposal to approve and ratify the terms and conditions of issuances by Dundee of Dundee common stock, $25.00 par value ("Dundee Common Stock") during 1990-1994.

     Only holders of record of Dundee Common Stock at the close of business on April 25, 1995 (the "Record Date") will be entitled to notice of and to vote at the Meeting. At the close of business on such date, there were 46,728 shares of Dundee Common Stock outstanding. The affirmative votes of a majority of the outstanding shares of Dundee Common Stock will be necessary for approval of the Merger Agreement, and for approval and ratification of the terms and conditions of issuances by Dundee of Dundee Common Stock during 1990-1994. See "The Meeting."

     The directors and one officer of Dundee have entered into agreements (i) granting proxies to Springs under which Springs may vote certain shares of Dundee Common Stock owned or controlled by such persons in favor of the Merger at the Meeting and against any other acquisition of Dundee requiring shareholder approval, and (ii) granting options at a cash price of $2,525.00 per share to Springs to purchase such shares exercisable upon the occurrence of certain events. These agreements cover approximately 23.5% of the outstanding Dundee Common Stock. See "The Merger -- Option and Proxy Agreements." As of March 1, 1995, executive officers and directors of Dundee and their affiliates held in the aggregate approximately 25.6% of the then outstanding Dundee Common Stock. See "Dundee Voting Stock and Principal Holders."

     Representatives of Dundee's independent auditors, Ernst & Young LLP, will be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

     No vote of the shareholders of Springs is required to approve the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF DUNDEE'S BOARD OF DIRECTORS

     Dundee's Board of Directors has unanimously approved the Merger and has determined that the Merger is fair to, and in the best interests of, Dundee and its shareholders. Accordingly, Dundee's Board of Directors unanimously recommends that Dundee's shareholders vote FOR approval of the Merger Agreement. In approving the Merger Agreement, Dundee's directors considered, among other things, Dundee's financial condition, the financial terms and tax consequences of the Merger, and a report and opinion from The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") regarding the fairness, from a financial point of view, of the consideration to be received in the Merger by the shareholders of Dundee. See "The Merger -- Dundee Reasons for the Merger; Recommendation of the Board of Directors of Dundee" and "The Merger -- Opinion of Dundee's Financial Advisor."

THE MERGER

     Under the terms of the Merger Agreement, Dundee will merge with Subcorp and will thus become a wholly-owned subsidiary of Springs. After the Merger, either Subcorp will remain as the surviving corporation in the Merger or, alternatively, if 80% or more of the outstanding shares of Dundee Common Stock is converted into Springs Class A Common Stock, $.25 par value ("Springs Class A Stock") in the Merger, Springs may, at its option, cause Subcorp to merge with and into Dundee, thus leaving Dundee as the surviving corporation in the Merger. Subject to the approval of the shareholders of Dundee and the satisfaction or waiver of conditions precedent to the Merger but no later than the third business day thereafter (the "Closing Date"), the Merger will become effective at the time that a certificate of merger is filed with the Secretary of State of the State of Georgia, unless a different effective time is specified in the certificate of merger (the "Effective Time"). If Subcorp is the surviving corporation in the Merger, at the Effective Time and by reason of the Merger, Subcorp will change its corporate name from "Dundee Acquisition Corp." to "Dundee Mills, Incorporated." Assuming that the Merger Agreement is approved at the Meeting and all other conditions to the Merger are satisfied or waived, it is anticipated that the Effective Time will occur on the date of the Meeting, or as soon thereafter as practicable.

MERGER CONSIDERATION

     Amount and Payment. At the Effective Time, each outstanding share of Dundee Common Stock, with certain exceptions, will be converted into and exchanged for the right to receive an amount of Springs Class A Stock equal in value to $2,525.00 (subject to variation based on market prices) or cash in that amount, at the shareholder's election (a "Cash Election") and subject to certain limitations (such shares of Springs Class A Stock and cash being hereinafter referred to as the "Merger Consideration"). Dundee shareholders may elect to convert a portion of their holdings of Dundee Common Stock into cash and the remaining portion into Springs Class A Stock. In order to assure that the Merger will qualify as a tax-free reorganization, the maximum number of shares of Dundee Common Stock that can be converted into the right to receive cash is 23,363 shares of Dundee Common Stock less the total number of shares of Dundee Common Stock as to which the holders have exercised dissenters' rights with respect to the Merger pursuant to Georgia law (the "Maximum Number of Cash Election Shares"). If Cash Elections are properly made with respect to more than the Maximum Number of Cash Election Shares, a number of shares of Dundee Common Stock held by holders of ten or more Cash Election shares shall be treated pro rata as if they have not been subject to Cash Elections, as necessary to reduce the number of shares as to which Cash Elections have been made to the Maximum Number of Cash Election Shares (or the most practicable number immediately below such number). FOR A DISCUSSION OF THE PROCEDURES TO FOLLOW IN MAKING A CASH ELECTION SEE "THE MERGER -- CASH ELECTION PROCEDURE." A Dundee shareholder who makes a Cash Election will, subject to certain limitations, fix the amount of consideration to be received for each share of Dundee Common Stock at $2,525.00 per share. A person making a Cash Election, to the extent cash is received, will not be subject to the risk of declines in the market value of Springs Class A Stock but will not have the opportunity to profit from any increases in the market value of Springs Class A Stock. The Merger is expected to qualify as a reorganization under the Internal Revenue Code of 1986, as amended, and thus a Dundee shareholder will not be subject to income taxation on the Merger Consideration if the shareholder's Merger Consideration is received solely in Springs Class A Common Stock, but will be subject to income taxation on any gain realized to the extent the Merger Consideration is received in cash. See "The Merger -- Tax Consequences."

     The maximum number of shares of Springs Class A Stock into which shares of Dundee Common Stock will be converted in the Merger will be 3,000,000 shares. If Dundee shareholders not making Cash Elections or exercising dissenters' rights would otherwise be entitled to receive a total of more than 3,000,000 shares of Springs Class A Stock, a number of shares of Dundee Common Stock held by holders of ten or more shares shall be treated pro rata as having been subject to Cash Elections, as necessary to reduce the number of shares of Springs Class A Stock issued in the Merger to 3,000,000. If the maximum number of shares of Springs Class A Stock is issued, the 3,000,000 shares would represent approximately 23.5% of the shares of Springs Class A Stock expected to be outstanding after the Merger, and approximately 14.6% of the aggregate number of shares of Springs Class A Stock and Springs Class B Common Stock, $.25 par value ("Springs Class B Stock") expected to be outstanding after the Merger (based on the number of outstanding shares of Springs Class A Stock and Springs Class B Stock on March 6, 1995 plus the maximum number of shares of Springs Class A Stock to be issued in the Merger). See "The Merger -- Limitation on Springs Class A Stock." As of March 6, 1995, these 3,000,000 shares would have represented approximately 6.8% of the voting power of all outstanding Springs voting securities, or a higher percentage in voting on certain matters. See "Springs Capital Stock."

     The conversion ratio of Dundee Common Stock into Springs Class A Stock will be based upon the average of the closing prices per share of Springs Class A Stock on the New York Stock Exchange ("NYSE") for the ten trading days immediately preceding the date which is three calendar days prior to the Closing Date (the "Reported Market Price"). If the Reported Market Price is $33.50 or more but not more than $38.50, the conversion ratio of Dundee Common Stock into Springs Class A Stock shall be equal to:

                                   $2,525.00
                                   ----------
                             Reported Market Price

and shares of Springs Class A Stock issued in exchange for Dundee Common Stock will have a market value of $2,525.00 per share of Dundee Common Stock, based on the Reported Market Price.

     If the Reported Market Price of Springs Class A Stock is less than $33.50, the conversion ratio shall be equal to:

$2,525.00           or 75.37313 shares of
- ----------          Springs Class A Stock
  $33.50            per share of Dundee Common Stock

and shares of Springs Class A Stock issued in exchange for Dundee Common Stock will have a market value less than $2,525.00 per share of Dundee Common Stock, based on the Reported Market Price.

     If the Reported Market Price of Springs Class A Stock exceeds $38.50, the conversion ratio shall be equal to:

$2,525.00           or 65.58442 shares of
- ----------          Springs Class A Stock
  $38.50            per share of Dundee Common Stock

and shares of Springs Class A Stock issued in exchange for Dundee Common Stock will have a market value greater than $2,525.00 per share of Dundee Common Stock, based on the Reported Market Price. See "-- Market Prices and Per Share Merger Consideration."

     No fractional shares of Springs Class A Stock will be issued in the Merger. The value of any such fractional shares will be paid by Springs in cash. See "The Merger -- Fractional Shares."

     The maximum number of shares of Dundee Common Stock that can be converted into the right to receive cash is 23,363 shares, or approximately 50% of the outstanding shares of Dundee Common Stock. The following chart illustrates the amount of cash that would be received by a holder of 100 shares of Dundee Common Stock making a Cash Election for all 100 shares under different Cash Election scenarios, taking into account the impact of any proration among shareholders if Cash Elections are made for more than the Maximum Number of Cash Election
Shares:

                                                          AS TO HOLDER OF 100 SHARES OF DUNDEE COMMON
    PERCENTAGE OF ALL                                                        STOCK
        SHARES OF                                        ---------------------------------------------
   DUNDEE COMMON STOCK                                   CASH ELECTION     CASH ELECTION        CASH
SUBJECT TO CASH ELECTIONS                                   SHARES       SHARES ACCEPTED(A)   RECEIVED
- -------------------------                                -------------   ------------------   --------
         25%...........................................       100                100          $252,500
         50%...........................................       100                100           252,500
         75%...........................................       100                 66           166,650
         100%..........................................       100                 49           123,725

- ---------------

(a) The Merger Agreement provides that, in the event Cash Elections are made for more than the Maximum Number of Cash Election Shares, holders of ten or more Cash Election shares will be subject to proration. This illustration assumes that a total of 363 shares of Dundee Common Stock subject to Cash Elections are held by holders making Cash Elections as to fewer than ten shares, and are thus not subject to proration. Shares as to which Cash Elections are not accepted because of proration will be converted into Springs Class A Stock under the terms of the Merger Agreement. The number of shares of Springs Class A Stock received will vary based upon the Reported Market Price.

     If none of the holders of Dundee Common Stock make Cash Elections, some of the Dundee Common Stock will be converted into cash (because a maximum of 3,000,000 shares of Springs Class A Stock can be issued in the Merger) and the number of shares of Dundee Common Stock converted into cash will vary based on the Reported Market Price. For instance, if the Reported Market Price is $38.50 or more, a maximum of 2,999,962 shares of Springs Class A Stock could be issued, and 986 shares of Dundee Common Stock (or 2.1% of such shares) would be converted into cash at $2,525 per share (for an aggregate of $2,489,650). If the Reported Market Price is $33.50 or less, a maximum of 2,999,926 shares of Springs Class A Stock could be issued, and 6,927 shares of Dundee Common Stock (or 14.8% of such shares) would be converted into cash at $2,525 per share (for an aggregate of $17,490,675).

     Cash Election Procedure. Dundee shareholders who desire to receive cash for some or all of their shares of Dundee Common Stock must complete the Cash Election Form (the "Cash Election Form") contained in the enclosed Letter of Transmittal (the "Letter of Transmittal"). TO RECEIVE CASH IN EXCHANGE FOR ANY SHARES OF DUNDEE COMMON STOCK, THE LETTER OF TRANSMITTAL CONTAINING A COMPLETED CASH ELECTION FORM, ALONG WITH ALL CERTIFICATES REPRESENTING SHARES OF DUNDEE COMMON STOCK HELD BY THE SHAREHOLDER MAKING THE CASH ELECTION, MUST BE RECEIVED BY WACHOVIA BANK OF NORTH CAROLINA, N.A. (THE "EXCHANGE AGENT"), PRIOR TO THE CLOSE OF BUSINESS ON MAY 24, 1995. SEE "THE MERGER -- CASH ELECTION PROCEDURE."

     Non-Cash Election Shares. Each holder of record of Dundee Common Stock at the Effective Time who has not made or has revoked a Cash Election will be entitled to receive shares of Springs Class A Stock in exchange for such shares of Dundee Common Stock. See "The Merger -- Exchange of Certificates for Non-Cash Election Shares."

DISSENTERS' RIGHTS

     Each holder of Dundee Common Stock who dissents from the Merger is entitled to the rights and remedies of dissenting shareholders provided in the applicable Georgia statutes, subject to compliance with the procedures set forth therein. A copy of such statutory provisions, as in effect on the date of this Proxy Statement and Prospectus, is attached to this Proxy Statement and Prospectus as Exhibit C, and a summary thereof is set forth under "The Meeting -- Rights of Dissenting Shareholders." Springs will not be obligated to complete the Merger if holders of more than 8% of the outstanding shares of Dundee Common Stock exercise their dissenters' rights.

CERTAIN TERMS OF THE MERGER

     Conditions to the Merger. The obligations of Springs, Dundee and Subcorp to consummate the Merger are subject to the prior satisfaction of various conditions, including, among others, (a) approval of the Merger Agreement by Dundee's shareholders; (b) holders of not more than 8% of the outstanding shares of Dundee Common Stock having exercised dissenters' rights under Georgia law;
(c) Dundee having taken corporate action to assure that all shares of Dundee Common Stock issued by Dundee since July 1, 1989 were validly issued, fully paid and nonassessable and that no preemptive rights exist with respect to such issuances; (d) Springs' Registration Statement for the Springs Class A Stock to be issued in the Merger having become effective under the Securities Act and no stop order having been issued or become pending or threatened; (e) Dundee and Springs each having received a satisfactory opinion from Sutherland, Asbill & Brennan, counsel for Springs, as to the tax consequences of the Merger; and (f) the shares of Springs Class A Stock to be issued in the Merger having been authorized for listing on the NYSE upon official notice of issuance. In addition, neither Springs nor Dundee is obligated to complete the Merger unless certain additional conditions have been satisfied. See "The Merger -- Conditions to the Merger."

     Termination. The Merger Agreement may be terminated prior to the filing of the certificate of merger in certain circumstances, including (a) by mutual action of the Springs and Dundee Boards of Directors; (b) by Springs or Dundee if any of certain conditions to their respective obligations has not been satisfied or waived (or by its nature cannot be cured or eliminated) prior to the Closing Date; (c) by Springs or Dundee if any general suspension of, or limitation on, trading on the NYSE has continued for a period of 15 days or a bank moratorium in the United States has continued for a period of 15 days; or
(d) if the Merger has not been consummated by July 31, 1995. See "The
Merger -- Effective Time and Termination."

     Under certain circumstances, if the Merger Agreement is terminated, Dundee may be obligated to pay Springs liquidated damages in the amount of $3,000,000 plus Springs' out-of-pocket expenses reasonably incurred in connection with the Merger. See "The Merger -- Effective Time and Termination."

TAX CONSEQUENCES

     No ruling of the Internal Revenue Service is being sought in connection with the Merger, but it is anticipated that the Merger will not result in a taxable transaction for a holder of shares of Dundee Common Stock if the shareholder's Merger Consideration is received solely in the form of Springs Class A Stock, but the holder will be subject to income taxation on any gain realized to the extent the Merger Consideration is received in cash. The parties' obligation to consummate the Merger is subject to receipt of a satisfactory opinion from Sutherland, Asbill & Brennan as to the federal income tax consequences to Dundee and its shareholders as described above. See "The Merger -- Tax Consequences."

COMPARISON OF SHAREHOLDER RIGHTS

     If the Merger is consummated, holders of shares of Dundee Common Stock will become holders of Springs Class A Stock, which will result in their rights as shareholders being governed by South Carolina law. A discussion of the material differences between the rights of holders of Dundee Common Stock and holders of Springs Class A Stock is set forth in "Comparison of Rights of Holders of Springs Class A Stock and Holders of Dundee Common Stock."

MARKET PRICES AND PER SHARE MERGER CONSIDERATION

     Springs Class A Stock is quoted on the NYSE under the symbol "SMI." There is no public trading market for Dundee Common Stock. The following table shows the last sale price per share of Springs Class A Stock as reported by the NYSE
(a) on January 12, 1995, the last trading day prior to the announcement of the letter of intent between Springs and Dundee with respect to the Merger, (b) on February 6, 1995, the last trading day prior to the announcement of the execution of the Merger Agreement and (c) on April 24, 1995. The table also indicates, as of such dates, the market value of the Merger Consideration on an equivalent per share basis of Dundee Common Stock based on the market value of Springs Class A Stock on such dates (assuming that the Effective Time occurred on each date and that the Reported Market Price of Springs

Class A Stock used in computing the Merger Consideration and the market value of Springs Class A Stock were the same on each date). For purposes of comparison, the table also shows comparable information based on illustrative Reported Market Prices of Springs Class A Stock ranging from $40.00 per share (above the Reported Market Price at the top of the "collar" of $38.50) to $32.00 (below the Reported Market Price at the bottom of the "collar" of $33.50).

                                                                       EQUIVALENT MARKET VALUE OF
                                                                          MERGER CONSIDERATION
                                                                    PER SHARE OF DUNDEE COMMON STOCK
                                                                    --------------------------------
                                                                      SPRINGS CLASS A
                                                                           STOCK
                                                    MARKET VALUE    --------------------
                                                     OF SPRINGS                  STOCK       CASH
                                                    CLASS A STOCK    SHARES      VALUE       VALUE
                                                    -------------   --------   ---------   ---------
Shareholder receiving 100% Springs Class A Stock:
     Closing Price on January 12, 1995............     $39.250      65.58442   $2,574.19      n/a
     Closing Price on February 6, 1995............      36.625      68.94198    2,525.00      n/a
     Closing Price on April 24, 1995..............      38.750      65.58442    2,541.40      n/a
     Illustrative Price (above collar)............      40.00       65.58442    2,623.38      n/a
     Illustrative Price (maximum collar price)....      38.50       65.58442    2,525.00      n/a
     Illustrative Price (middle of collar)........      35.00       72.14286    2,525.00      n/a
     Illustrative Price (minimum collar price)....      33.50       75.37313    2,525.00      n/a
     Illustrative Price (below collar)............      32.00       75.37313    2,411.94      n/a
Shareholder receiving 100% cash:..................       n/a          n/a         n/a      $2,525.00

     DUNDEE SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTES FOR SPRINGS CLASS A STOCK.

OPINION OF DUNDEE'S FINANCIAL ADVISOR

     Robinson-Humphrey has rendered an opinion to Dundee that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considers relevant, as of the date of its opinion, the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of Dundee. The opinion of Robinson-Humphrey is attached as Exhibit B to this Proxy Statement and Prospectus. Dundee shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the review undertaken therewith. See "The Merger -- Opinion of Dundee's Financial Advisor."

CONFLICTS OF INTEREST

     Certain members of Dundee's management and Board of Directors have interests in the Merger in addition to their interests as shareholders of Dundee generally. Those interests relate to, among other things, provisions in the Merger Agreement regarding retention compensation (totalling approximately $2.2 million), continuation of employment, severance benefits (totalling a maximum of approximately $2.6 million), indemnification, and the condition to the Merger that Dundee take corporate action to validate issuances of Dundee Common Stock since July 1, 1989. See "The Merger -- Conflicts of Interest."

GOVERNMENTAL AND REGULATORY REQUIREMENTS

     Springs and Dundee are not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with applicable federal and state securities laws and the expiration or the termination of the waiting periods applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and regulations thereunder. Under the HSR Act, certain acquisition transactions, such as the Merger, may not be consummated unless required information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified waiting period requirements have been satisfied. On February 8, 1995 and March 7, 1995, respectively, Springs and Dundee each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger. The FTC granted early termination of the applicable waiting period for the Merger on March 27, 1995. See "The Merger -- Governmental and Regulatory Requirements."

RATIFICATION OF CERTAIN ISSUANCES OF DUNDEE COMMON STOCK

     The holders of Dundee Common Stock will also act upon a proposal to ratify issuances of an aggregate of 2,261 shares of Dundee Common Stock at an average price of $963 per share during 1990-1994. Springs' obligation to consummate the Merger is conditioned on action by Dundee assuring that such shares were validly issued, fully paid and nonassessable and that no preemptive rights exist with respect to the issuance of such shares. A special committee (the "Special Committee") of the Board of Directors of Dundee has ratified such issuances and the terms and conditions thereof and has determined that such shares were issued to officers and employees of Dundee who were afforded an opportunity to purchase such shares as part of their compensation and that such issuances qualify for an exemption from preemptive rights for issuances as compensation to officers and employees if the terms and conditions of the issuances are approved and ratified by a majority vote of Dundee's shareholders. No member of the Special Committee obtained any shares in such issuances. The Special Committee has unanimously approved and ratified the terms and conditions of such sales and issuances and recommends that Dundee shareholders vote FOR the approval and ratification of the terms and conditions of such issuances so as to establish that no preemptive rights exist with respect thereto. Approval and ratification of the terms and conditions of such issuances will require the affirmative votes of a majority of the outstanding shares of Dundee Common Stock. See "Ratification of Certain Issuances of Dundee Common Stock."

SELECTED FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables set forth selected financial data for Springs and Dundee. Such information should be read in conjunction with Springs' audited consolidated financial statements and notes and its Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference herein, Dundee's audited financial statements and notes contained elsewhere herein and the unaudited interim financial information of Dundee and its Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Proxy Statement and Prospectus. Information for Springs and Dundee for each of their fiscal years from 1990 through 1994 is derived from the Springs and Dundee audited financial statements. Unaudited interim financial data for Dundee includes all adjustments that Dundee considers necessary for a fair presentation of the operating results for such interim periods (all of which were of a normal recurring nature). Results for the interim periods are not necessarily indicative of results for the full year. See "Dundee Selected Financial Data."

                                               FOR OR AT THE END OF FISCAL YEARS(A)
                                ------------------------------------------------------------------
                                   1990           1991       1992(B)        1993           1994
                                ----------     ----------   ----------   ----------     ----------
SPRINGS
STATEMENT OF OPERATIONS DATA:
Net sales.....................  $1,877,978     $1,890,406   $1,975,692   $2,022,816     $2,068,911
Net income (loss).............      (6,833)(c)     27,097       44,530      (25,287)(d)     62,227
Earnings (loss) per common
  share.......................        (.39)(c)       1.53         2.50        (1.42)(d)       3.50
Weighted average number of
  common shares...............      17,672         17,710       17,805       17,825         17,793
Dividends per common share:
  Class A.....................        1.20           1.20         1.20         1.20           1.20
  Class B.....................        1.08           1.08         1.08         1.08           1.08
BALANCE SHEET DATA:
Working capital...............     356,535        329,700      328,189      353,529        373,048
Total assets..................   1,201,128      1,251,298    1,250,303    1,292,131      1,289,043
Total long-term debt
  (excluding current
  portion)....................     260,423        287,837      273,551      293,028        265,384
Shareholders' equity..........     560,914        568,850      588,058      543,193        584,091

                                                                                                            FOR OR AT THE
                                                                                                          FOUR MONTHS ENDED
                                         FOR OR AT THE END OF FISCAL YEARS ENDED AUGUST 31,                 DECEMBER 31,
                                   --------------------------------------------------------------     -------------------------
                                    1990(E)        1991         1992         1993         1994           1993           1994
                                   ----------   ----------   ----------   ----------   ----------     ----------     ----------
                                                                                                             (UNAUDITED)
DUNDEE
STATEMENT OF OPERATIONS DATA:
Net sales........................  $  223,455   $  242,386   $  247,728   $  263,363   $  266,814     $   85,107     $   90,363
Net income (loss)................       9,697          134        6,452          870       (1,501)(f)       (241)(f)      1,065
Earnings (loss) per common
  share..........................      203.66         2.80       137.50        18.60       (32.00)(f)      (5.14)(f)      22.77
Weighted average number of common
  shares.........................          48           48           47           47           47             47             47
Dividends per common share.......       30.00        30.00        30.00        30.00        30.00           4.00           4.00
BALANCE SHEET DATA:
Working capital..................      80,199       79,293       93,085       88,424       82,728         84,864         81,251
Total assets.....................     148,194      167,837      186,151      175,562      169,007        171,981        164,942
Total long-term debt (excluding
  current portion)...............      13,060       26,615       42,670       28,670       23,715         24,670         19,715
Shareholders' equity.............     121,751      121,417      124,300      123,925      120,736        123,495        121,528

- ---------------

(a) The fiscal years of Springs end on the Saturday nearest December 31. Selected Financial Data of Springs includes financial information relating to certain asset acquisitions accounted for by Springs as purchases from their dates of acquisition in April 1991, August 1992 and October 1992. Selected Financial Data of Springs also includes Springs' former subsidiary Clark-Schwebel Distribution Corp. until the date of its sale in June 1994.
(b) Springs' 1992 fiscal year contained fifty-three weeks.
(c) Includes a $70.0 million charge ($43.9 million after tax, or $2.46 per share) for restructuring.
(d) Includes a $72.5 million charge, net of income taxes, or $4.07 per share for the cumulative effect of adoption of SFAS Nos. 106 and 109.
(e) Includes information as to certain acquisitions accounted for as purchases from their dates of acquisition in January 1990 and May 1990.
(f) Includes a charge of $0.2 million, or $4.12 per share, for the adoption of SFAS No. 109.

SUMMARY PRO FORMA FINANCIAL DATA (UNAUDITED)

     The following tables set forth certain unaudited pro forma condensed combined financial data regarding the financial position and results of operations of Springs and Dundee upon completion of the Merger, which will be accounted for as a purchase by Springs in accordance with generally accepted accounting principles.

     This pro forma condensed combined financial data is based on various assumptions and estimates in arriving at the pro forma adjustments which give effect to the Merger as if the Merger had occurred as of the beginning of the period presented or as of the balance sheet date, should be read in conjunction with the Pro Forma Condensed Combined Financial Data and the notes thereto included in this Proxy Statement and Prospectus as required by the rules and regulations of the SEC, and is provided for comparative purposes only. This pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Merger had been effected on the date indicated or of results which may be obtained in the future.

                                                                     YEAR ENDED DECEMBER 31, 1994
                                                                    -------------------------------
                                                                    SCENARIO A(A)     SCENARIO B(B)
                                                                    -------------     -------------
                                                                            (IN THOUSANDS)
SPRINGS AND DUNDEE PRO FORMA
  CONDENSED COMBINED (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................................   $ 2,340,981       $ 2,340,981
Net income........................................................        65,817            63,735
BALANCE SHEET DATA:
Total assets......................................................     1,456,208         1,456,208
Total long-term debt (excluding current portion)..................       302,587           344,090
Shareholders' equity..............................................       684,591           643,088

- ---------------

(a) Scenario A assumes a Reported Market Price of $33.50 and conversion of 100% of the outstanding shares of Dundee Common Stock into the maximum number of shares of Springs Class A Stock issuable in the Merger (3,000,000 shares).
(b) Scenario B assumes a Reported Market Price of $38.50 and conversion of 50% of the outstanding shares of Dundee Common Stock into the minimum number of shares of Springs Class A Stock issuable in the Merger (1,532,380 shares).

COMPARATIVE PER SHARE DATA

     The following table sets forth certain data per share of Springs Class A Stock, per share of Dundee Common Stock and per share pro forma combined after giving effect to the Merger. For purposes of this presentation, the Dundee Historical and Pro Forma results for the year ended December 31, 1994 include the results for Dundee's August 31, 1994 fiscal year with the addition of results for the period from September 1 through December 31, 1994 and the deduction of the results for the similar period in 1993. This data should be read in conjunction with the consolidated financial statements of Springs and the notes thereto incorporated herein by reference, the financial statements of Dundee and the notes thereto included herein, and the Pro Forma Condensed Combined Financial Data and the notes thereto included herein. Equivalent pro forma combined per share information is calculated by applying an assumed conversion ratio of (a) under Scenario A, 75.37313 and (b) under Scenario B, 65.58442, shares of Springs Class A Stock for each share of Dundee Common Stock (based on the minimum and maximum possible Reported Market Price, respectively) to the pro forma combined per share data such that the equivalent pro forma combined per share amounts are expressed per share of Dundee Common Stock.

                                                               PRO FORMA COMBINED          EQUIVALENT PRO FORMA
                                                              (PER SPRINGS CLASS A               COMBINED
                                                                     SHARE)                 (PER DUNDEE SHARE)
                                                           --------------------------    -------------------------
                                 SPRINGS        DUNDEE      SCENARIO       SCENARIO       SCENARIO      SCENARIO
                                HISTORICAL    HISTORICAL      A(A)           B(B)           A(A)          B(B)
                                ----------    ----------   -----------    -----------    -----------   -----------
COMPARATIVE PER SHARE DATA:
Earnings (loss) per common
  share:
  Year ended December 31,
    1994......................    $ 3.50      $    (4.14)     $3.17          $3.30        $  238.93     $  216.43
Dividends per share:
  Year ended December 31,
    1994......................      1.20(c)        30.00       1.20(c)        1.20(c)         90.45         78.70
Book value per common share as
  of:
  December 31, 1994...........     33.20        2,600.75      33.24          33.62         2,505.40      2,204.95

- ---------------

(a) Scenario A assumes a Reported Market Price of $33.50 and conversion of 100% of the outstanding shares of Dundee Common Stock into the maximum number of shares of Springs Class A Stock issuable in the Merger (3,000,000 shares).
(b) Scenario B assumes a Reported Market Price of $38.50 and conversion of 50% of the outstanding shares of Dundee Common Stock into the minimum number of shares of Springs Class A Stock issuable in the Merger.
(c) Represents dividends per share of Springs Class A Stock.

                                  THE MEETING

GENERAL

     This Proxy Statement and Prospectus is being furnished to the holders of Dundee Common Stock in connection with the solicitation by the Dundee Board of Directors of proxies for use at the Meeting. At the Meeting, Dundee shareholders will be asked to consider and vote upon proposals (i) to approve the Merger Agreement, pursuant to which Dundee will merge with Subcorp, and (ii) to approve and ratify the terms and conditions of issuances by Dundee of Dundee Common Stock during 1990-1994 issued as compensation to officers and employees of Dundee. If the Merger is consummated, each outstanding share of Dundee Common Stock, with certain exceptions, will be converted into and exchanged for the right to receive an amount of Springs Class A Stock equal in value to $2,525.00 (subject to variation based on market prices) or cash in that amount, at the shareholder's election (a "Cash Election") and subject to certain limitations (such shares of Springs Class A Stock and cash being referred to as the "Merger Consideration"). The Meeting will be held on May 25, 1995 at 10:00 a.m., local time, at Griffin Technical Institute, 501 Varsity Road, Griffin, Georgia 30223. Springs' obligation to consummate the Merger is conditioned upon, among other things, Dundee shareholder approval of the Merger Agreement, and Dundee corporate action (including shareholder approval) approving and ratifying the terms and conditions of issuances by Dundee of Dundee Common Stock during 1990-1994 so as to assure that such shares were validly issued, fully paid and nonassessable and that no preemptive rights exist with respect to such issuances, both of which are being submitted to the Dundee shareholders at the Meeting. See "Ratification of Certain Issuances of Dundee Common Stock."

RECORD DATE AND SHARES ENTITLED TO VOTE

     The Board of Directors of Dundee has established the close of business on April 25, 1995 (the "Record Date") as the date for determining the Dundee shareholders entitled to notice of and to vote at the Meeting. Only holders of record of shares of Dundee Common Stock as of the Record Date will be entitled to vote at the Meeting. As of the Record Date, there were 46,728 shares of Dundee Common Stock issued and outstanding, held by approximately 290 holders of record. Holders of record of Dundee Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Meeting.

VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT

     The presence in person or by proxy of the holders of a majority of the shares of Dundee Common Stock outstanding as of the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting. The affirmative votes of a majority of the outstanding shares of Dundee Common Stock will be necessary for approval of the Merger Agreement and for approval and ratification of the terms and conditions of issuances by Dundee of Dundee Common Stock during 1990-1994. Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting (assuming, with respect to broker non-votes, that the beneficial owner has granted the nominee discretion to vote on at least one matter). Abstentions and broker non-votes will not count as either votes for or against any proposals at the Meeting.

     As of the Record Date, the executive officers and directors of Dundee beneficially owned an aggregate of 11,944 shares of Dundee Common Stock, or approximately 25.6% of the shares of Dundee Common Stock then outstanding. At the time that the Merger Agreement was executed, each director and one officer of Dundee delivered a proxy in favor of Springs authorizing Springs to vote all shares beneficially owned or controlled by such person in favor of approving the Merger Agreement. Each executive officer of Dundee has advised Dundee that he intends to vote his shares for approval of the Merger Agreement, and each director and executive officer of Dundee has advised Dundee that he intends to vote his shares for approval and ratification of the terms and conditions of issuances by Dundee of Dundee Common Stock during 1990-1994.

SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is enclosed with this Proxy Statement and Prospectus. All shares of Dundee Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the approval of the Merger Agreement and FOR approval and ratification of the terms and conditions of issuances by Dundee of Dundee Common Stock during 1990-1994, and, in the discretion of the proxy holder, as to any procedural or other matters that may properly come before the Meeting. As of the date of this Proxy Statement and Prospectus, Dundee is unaware of any other matter to be presented at the Meeting.

     DUNDEE SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO DUNDEE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE MEETING. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT AND AGAINST THE APPROVAL AND RATIFICATION OF THE TERMS AND CONDITIONS OF CERTAIN PAST ISSUANCES OF DUNDEE COMMON STOCK.

     Any Dundee shareholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) delivering to the Secretary of Dundee prior to the Meeting either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Meeting and voting in person, regardless of whether a proxy has previously been given. A proxy will not be revoked for death or intervening incapacity of the shareholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary of Dundee. Presence at the Meeting will not revoke a shareholder's proxy unless the shareholder votes in person.

     Solicitations of proxies will be made by mail, but also may be made by telephone, telegram or in person by the directors, officers and employees of Dundee, who will receive no additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     DUNDEE SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. DUNDEE STOCK CERTIFICATES SHOULD BE FORWARDED TO WACHOVIA BANK OF NORTH CAROLINA, N.A. ONLY WITH THE LETTER OF TRANSMITTAL INCLUDED WITH THIS PROXY STATEMENT AND PROSPECTUS. SEE "THE MERGER -- CASH ELECTION PROCEDURE" AND "THE MERGER -- EXCHANGE OF CERTIFICATES FOR NON-CASH ELECTION SHARES" FOR INFORMATION ABOUT RETURNING YOUR SHARE CERTIFICATES.

RIGHTS OF DISSENTING SHAREHOLDERS

     Each record holder of Dundee Common Stock is entitled to dissent from the Merger and obtain payment of the Fair Value of his shares of Dundee Common Stock pursuant to Article 13 of the Georgia Business Corporation Code (the "GBCC"), a copy of which is attached hereto as Exhibit C. The term "Fair Value" means the value of shares of Dundee Common Stock immediately prior to the effectuation of the Merger, exclusive of any appreciation or depreciation in anticipation of the Merger, as defined in Article 13 of the GBCC. The Fair Value of the Dundee Common Stock may be more or less than the consideration that a holder of such stock would be entitled to receive in the Merger. The following is a summary of the procedures to be followed by record holders of Dundee Common Stock who wish to dissent from the Merger.

     Pursuant to Section 14-2-1321 of the GBCC, any record holder who wishes to assert dissenters' rights (i) must deliver to Dundee prior to the shareholders' vote on the Merger written notice of his intent to demand payment for his shares if the Merger is effectuated, (ii) must not vote his shares in favor of the

Merger, and (iii) must file a payment demand and deposit his shares with Dundee in accordance with the terms set forth in the notice of approval of the Merger described below.

     Only a holder of record of shares of Dundee Common Stock is entitled to assert dissenters' rights for the shares of Dundee Common Stock registered in that holder's name. A record holder who wishes to dissent from the Merger must dissent with respect to all shares he owns or over which he has power to direct the vote, except that a record holder who is a nominee for several beneficial shareholders may dissent with respect to the shares held for one or more beneficial owners while not exercising such dissenters' rights with respect to the shares of Dundee Common Stock held for other beneficial owners. In such case, the notice provided to Dundee by the nominee pursuant to Section 14-2-1321 of the GBCC shall set forth the name and address of each person on whose behalf the nominee asserts dissenters' rights. SHAREHOLDERS WHO HOLD THEIR SHARES OF DUNDEE COMMON STOCK IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF DEMAND FOR APPRAISAL BY SUCH NOMINEE.

     Any record holder who does not timely and completely comply with the provisions of Article 13 of the GBCC will be bound by the terms of the Merger Agreement and will be entitled to receive Springs Class A Stock or cash, or a combination thereof, as applicable, as provided in the Merger Agreement.

     Within ten days of the later of the effectuation of the Merger or receipt of a payment demand, either Subcorp or Dundee, as the surviving corporation in the Merger (the "Surviving Corporation"), will give written notice to each record holder of Dundee Common Stock who has perfected dissenters' rights and will make a written offer to pay each dissenter a specified price deemed by the Surviving Corporation to be the Fair Value of such shares, plus accrued interest. The offer of payment will be accompanied by financial information concerning Dundee, a statement of the Surviving Corporation's estimate of the Fair Value and an explanation as to how the interest was calculated. If a dissenter accepts the Surviving Corporation's offer by written notice within 30 days after the offer or is deemed to have accepted the Surviving Corporation's offer by failing to respond within 30 days, the Surviving Corporation will pay the Fair Value within 60 days of the making of such offer or the consummation of the Merger, whichever is later. Upon payment of the agreed value, the dissenter shall cease to have any interest in such shares of Dundee Common Stock.

     If the Surviving Corporation fails to make such written offer, or if it makes the offer and a dissenter believes that the amount offered is less than the Fair Value of his shares or that the interest due is incorrectly calculated, the dissenter may notify the Surviving Corporation in writing of his own estimate of the Fair Value of his shares and amount of interest due.

     If the Surviving Corporation and a dissenting record holder do not agree to the Fair Value of such dissenter's shares, the Surviving Corporation may file a petition in the Superior Court of Spalding County, Georgia to determine the Fair Value of the shares and accrued interest within 60 days of receiving the payment demand. If the Surviving Corporation fails to commence the proceeding within the 60-day period, it must pay the dissenter the amount demanded. Each record holder whose demand remains unsettled shall be made a party to the proceeding and shall be entitled to judgment for the amount which the court finds to be the Fair Value of his shares, plus interest to the date of judgment. The Court may appoint one or more appraisers to receive evidence and recommend a decision on the question of Fair Value.

     The Court shall determine all costs of the proceeding, including the compensation of appraisers appointed by the Court, but not including fees and expenses of attorneys and experts of the parties. Such costs shall be assessed against the Surviving Corporation, except that the Court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds any dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court also may assess the fees and expenses of attorneys and experts for the parties in amounts the court finds equitable, (i) against the Surviving Corporation, if the court finds the Surviving Corporation did not substantially comply with the requirements of the GBCC, or (ii) against either the Surviving Corporation or a dissenter, in favor of any other party, if the court finds such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 13 of the GBCC. If the court finds that the services of attorneys for any dissenter substantially benefitted other similarly situated dissenters, and that the fees for such services should not be assessed against the Surviving Corporation, then the court may award such attorneys' reasonable fees to be paid out of the amounts awarded to those dissenters who were benefitted.

     The foregoing does not purport to be a complete statement of the proceedings to be followed by Dundee shareholders desiring to exercise dissenters' rights of appraisal. Because exercise of such rights requires strict adherence to the statutory provisions referred to above, each Dundee shareholder who may desire to exercise such rights should adhere to the provisions of such laws and consult with such holder's legal, financial and tax advisors.

     Springs will not be required to consummate the Merger if holders of more than 8% of the outstanding shares of Dundee Common Stock elect to exercise dissenter's rights pursuant to the GBCC.

     Springs shareholders will not have dissenters' rights in connection with the Merger.

                                   THE MERGER

     This section of the Proxy Statement and Prospectus describes certain aspects of the Merger. It does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement and Prospectus as Exhibit A and is incorporated herein by reference. Capitalized terms used herein without definition have the meaning attributed thereto in the Merger Agreement. Shareholders are urged to read carefully this Proxy Statement and Prospectus and the Merger Agreement in their entirety.

BACKGROUND

     Since the 1960's, executives of Springs and Dundee have communicated on an occasional basis about the possibility of a business combination between the two companies. During the last approximately ten years, Mr. John T. Newton, Chairman of the Board of Dundee, and Mr. Walter Y. Elisha, Chairman of the Board and Chief Executive Officer of Springs, have had several informal discussions concerning possible joint ventures or the acquisition of Dundee by Springs. During this period, Dundee opted to remain independent.

     During 1992, several conversations and meetings occurred between representatives of Springs and Dundee. On July 24, 1992, Mr. Elisha and Mrs. Crandall Bowles, Executive Vice President of Springs, met with Mr. J. Henry Walker, III, President and Chief Executive Officer of Dundee, to discuss a possible acquisition of Dundee by Springs. On November 17, 1992, Mr. Walker and Mr. M.J. Yates, Vice President of Dundee, met with Mr. Elisha and Mrs. Bowles and toured certain of Springs' facilities in South Carolina.

     In July 1993, Mr. Elisha contacted Mr. Newton again about the possible acquisition of Dundee by Springs. On July 19, 1993, Mr. Elisha and Mrs. Bowles met with Mr. Newton and Mr. Walker in Griffin, Georgia to discuss the potential acquisition without making a specific proposal. The Board of Directors of Dundee on July 22, 1993 resolved to decline to enter into formal negotiations with Springs concerning the sale of Dundee because the Board concluded that Dundee could successfully compete in the textile industry as an independent towel manufacturer. In the latter part of 1994, several directors suggested that Dundee management consider possible alternatives for providing Dundee shareholders with greater liquidity. See "-- Dundee Reasons for the Merger; Recommendation of the Board of Directors of Dundee."

     On January 3, 1995, Mr. Newton called Mr. Elisha and asked if Springs would consider acquiring Dundee. On the morning of January 5, Mr. Newton and Mr. Elisha had a second telephone conversation concerning a possible transaction. On the afternoon of January 5, Mr. Newton, Mr. David G. Newton, Vice President of Dundee, Mr. Elisha, Mrs. Bowles, and Mr. J. Spratt White, Senior Vice President of Springs, met in Atlanta to discuss the possibility of Springs acquiring Dundee.

     On January 7, certain directors and officers of Dundee met with Dundee's legal advisors, King & Spalding, concerning the proposed Merger. The following day, officers and directors of both Springs and Dundee met at the offices of Springs' legal advisors, Sutherland, Asbill & Brennan, to negotiate a letter of intent (the "Letter of Intent"), pursuant to which Springs would exchange Springs Class A Stock and cash for

Dundee Common Stock and Dundee would be merged with a wholly owned subsidiary of Springs. The Letter of Intent was signed by Messrs. John Newton and Elisha on January 8, 1995.

     On January 12, 1995, the Board of Directors of Dundee met to consider the Letter of Intent. At that meeting, the Board approved the Letter of Intent and appointed a special committee of outside directors (the "Special Committee") to act solely on certain matters relating to the Merger as to which certain other directors of Dundee may have had an interest. In particular, the Special Committee was authorized by the Board of Directors to (i) consider the retention of a financial advisor to prepare a fairness opinion, (ii) consider the payment of certain compensation to certain officers of Dundee in connection with the proposed Merger, and (iii) review and take appropriate action with respect to the terms and conditions of certain past issuances of Dundee Common Stock. See "-- Conflicts of Interest" and "Ratification of Certain Issuances of Dundee Common Stock." The members of the Board of Directors who served on the Special Committee were Harvey M. Cheatham, A. Felton Jenkins, Jr. and Tim M. Woodall. The parties issued a press release announcing the Letter of Intent on January 13, 1995. On January 18, the Special Committee retained The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") as the financial advisor to Dundee's Board of Directors.

     Beginning January 9, 1995, Dundee and Springs conducted due diligence investigations of each other and Springs' attorneys provided Dundee with a draft of a proposed merger agreement on January 17, 1995. Thereafter, representatives of Springs and Dundee held detailed negotiations about the Merger Agreement. The maximum amount of cash consideration available to Dundee shareholders in the Merger was constrained by tax rules to assure the tax-free exchange features of the transaction. The limit on the number of shares of Springs Class A Stock available to Dundee shareholders in the Merger was imposed by Springs in its negotiations with Dundee.

     During the period from public announcement of the Letter of Intent on January 13, 1995 through the execution of the definite Merger Agreement on February 6, 1995, no entity submitted a competing acquisition proposal to Dundee. However, Dundee received an inquiry during that period from a private investment firm specializing in management leveraged buyouts. Dundee took no action to encourage or discourage the presentation of a definitive proposal from such firm in compliance with a non-solicitation obligation contained in the Letter of Intent with Springs, and no such proposal was ever received.

     On February 2, 1995, the Board of Directors of Dundee held a special meeting to consider the proposed terms of the transaction. At such meeting, members of Dundee's management, together with Dundee's legal and financial advisors, discussed the strategic rationale for the Merger, financial and valuation analyses of the transaction, the proposed terms of the Merger and the potential benefits and disadvantages of the proposed transaction to Dundee and its shareholders. Robinson-Humphrey discussed the basis for its opinion that the Merger was fair to the holders of Dundee Common Stock from a financial point of view. At this meeting, the Board of Dundee approved the proposed terms of the Merger, subject to the review of a definitive Merger Agreement.

     On February 2, 1995, at a special meeting, the Board of Directors of Springs unanimously approved the terms of the Merger and a form of the Merger Agreement and authorized the officers of Springs to execute the Merger Agreement.

     On February 6, 1995, the Board of Directors of Dundee held a special meeting, which its legal advisors attended, and reviewed in detail the terms of the Merger Agreement. The Board of Directors of Dundee then unanimously adopted the Merger Agreement, resolved that the Merger Agreement and the actions contemplated thereby should be submitted to the shareholders of Dundee for approval with the Board's recommendation, and authorized the Chairman of the Board and the Secretary to execute the Merger Agreement, which was executed by Springs and Dundee on that day. As authorized by the Board of Directors, on March 6, 1995, the Special Committee of the Board of Directors of Dundee by unanimous written consent approved and ratified the terms and conditions of issuances by Dundee of Dundee Common Stock during 1990-1994 to officers and employees of Dundee, and recommended that the terms and conditions of such issuances be submitted to the shareholders of Dundee for approval.

     The directors and one officer of Dundee have entered into agreements granting proxies to Springs under which Springs may vote at the Meeting certain shares of Dundee Common Stock owned or controlled by such persons in favor of the Merger and against any other acquisition of Dundee requiring shareholder approval, and granting options at a cash price of $2,525.00 per share to Springs to purchase such shares exercisable upon the occurrence of certain events. These agreements cover approximately 23.5% of the outstanding Dundee Common Stock. See "-- Option and Proxy Agreements." As of March 1, 1995, executive officers and directors of Dundee and their affiliates held in the aggregate approximately 25.6% of the then outstanding Dundee Common Stock. See "Dundee Voting Stock and Principal Holders."

DUNDEE REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF
DUNDEE

     Dundee's Board of Directors believes that the Merger is in the best interests of Dundee and its shareholders. As the home furnishings industry has become more integrated, certain of the largest companies in the industry manufacture both terry bath products and bedding products, many styles and components of which are coordinated. However, Springs presently does not manufacture towels and offers only a limited selection of terry products, and Dundee has no products in the bedding segment of the market other than infant and toddler bedding products. Accordingly, the Board believes that the businesses of the companies are highly compatible and that a business combination of Dundee and Springs will allow the combined entity to achieve an improved competitive position under current market conditions. Springs is a publicly traded company, which will provide Dundee shareholders who receive Springs Class A Stock greater liquidity than they presently have with Dundee Common Stock and an equity interest in a larger company. Additionally, the price per share offered for the Dundee Common Stock represents a substantial premium over the price for the stock in recent transactions of which Dundee is aware.

     At its February 2 and February 6, 1995 meetings, the Dundee Board determined that, taking into account the potential benefits of the combination of Dundee and Springs, the Merger is advisable and in the best interests of Dundee and its shareholders, and unanimously approved the Merger and the Merger Agreement. The Board of Directors unanimously recommends that holders of Dundee Common Stock vote FOR approval of the Merger Agreement.

     In reaching its conclusion, the Dundee Board considered the factors set forth above and: (i) the opinion of Robinson-Humphrey that the Merger is fair to the holders of Dundee Common Stock, from a financial point of view, (ii) the existing and historical financial condition, results of operations, assets, liabilities, management, operations and business of each company, as well as assessments of the earnings potential and future values of Dundee and Springs, both separately and as a combined entity, (iii) the nonfinancial terms of the Merger, including the opportunity for shareholders to receive a tax-free exchange of Dundee Common Stock for Springs Class A Stock for federal income tax purposes, (iv) the fact that no other entity had submitted a definitive acquisition proposal following announcement of the Letter of Intent, (v) certain financial information concerning publicly traded companies deemed similar to Dundee and Springs as prepared and analyzed by Robinson-Humphrey, and (vi) the consideration paid in comparable transactions in the home furnishings industry as compiled by Robinson-Humphrey. See "-- Opinion of Dundee's Financial Advisor." In making its decision, the Dundee Board also considered as negative factors that subsequent to the Merger Dundee would lose its independence and identity as a separate corporate entity and that by virtue of the Merger and the characteristics of Springs' capital structure, the Dundee shareholders would have a minority voting interest in the combined enterprise. See "Springs Capital Stock -- Voting Rights." There were no other material factors considered by the Dundee Board in reaching its conclusion.

     FOR THE REASONS SET FORTH ABOVE, DUNDEE'S BOARD OF DIRECTORS VOTED UNANIMOUSLY TO APPROVE THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF DUNDEE COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF DUNDEE'S FINANCIAL ADVISOR

     Robinson-Humphrey has delivered a written opinion to the Board of Directors of Dundee that the purchase price to be received by the shareholders of Dundee pursuant to the Merger is fair, from a financial point of view, to the shareholders of Dundee. No limitations were imposed by the Board of Directors upon Robinson-Humphrey in rendering its opinion, except that Dundee did not request Robinson-Humphrey to solicit, and Robinson-Humphrey did not solicit, any indications of interest from any third party with respect to acquiring all or a portion of the Dundee Common Stock, nor did Robinson-Humphrey determine or recommend the amount of the Merger Consideration.

     The full text of the opinion of Robinson-Humphrey, dated April 25, 1995, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy and Registration Statement as Exhibit B. Shareholders are urged to read this opinion in its entirety. Robinson-Humphrey's opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Meeting. The summary of the opinion of Robinson-Humphrey set forth herein is qualified in its entirety by reference to the full text of the opinion.

     In rendering its opinion, Robinson-Humphrey, among other things, (i) reviewed the Merger Agreement, (ii) reviewed financial and other information furnished by Dundee and Springs or their representatives with respect to the business, operations and prospects of Dundee and Springs, (iii) had discussions with the managements of Springs and Dundee concerning their historical and current businesses and operations and overall industry conditions, (iv) compared the financial terms of the Merger with the terms of certain other recent transactions that Robinson-Humphrey deemed relevant and (v) undertook such other studies, analyses, and investigations as Robinson-Humphrey deemed appropriate, but did not make an independent valuation or appraisal of the assets of Springs or Dundee.

     Robinson-Humphrey assumed, without independent verification, the accuracy and completeness of the financial and other information furnished by Dundee and Springs used by Robinson-Humphrey in arriving at its opinion. With respect to information relating to the prospects of Dundee and Springs, Robinson-Humphrey assumed that such information reflects the best currently available estimates and judgment of management of Dundee and Springs as to the future financial prospects of Dundee and Springs. In arriving at its opinion, it has not conducted a physical inspection of the properties and facilities of Dundee or Springs and has not made nor obtained any evaluations or appraisals of the assets or liabilities of Dundee or Springs. Its opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter. Robinson-Humphrey also relied upon the assurances of management that they were unaware of any facts that would make the information provided incomplete or misleading. Robinson-Humphrey has assumed that the Merger would be consummated as described in the Merger Agreement.

     In connection with rendering its written opinion, Robinson-Humphrey performed certain financial and comparative analyses, including those described below, which were all material analyses performed by Robinson-Humphrey in connection with rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its fairness opinion, Robinson-Humphrey made qualitative judgments as to the significance and relevance of each analysis and factor. The following is a brief summary of such analysis.

     Comparable Company Analysis. Using publicly available information, Robinson-Humphrey compared selected financial data of Dundee and Springs with similar data of selected companies engaged in the business of manufacturing home furnishings. Specifically, Robinson-Humphrey included in its review The Bibb Company; Crown Craft, Inc.; Culp Inc.; Dan River, Inc.; Fieldcrest Cannon, Inc.; Pillowtex Corp.; Quaker Fabric Corp.; Thomaston Mills, Inc.; WestPoint Stevens Inc.; and Springs (the "Comparable Companies"). Robinson-Humphrey selected the Comparable Companies because they are all manufacturers of textile home furnishings and are therefore subject to similar economic, business and competitive conditions as Dundee. These are all the companies of which Robinson-Humphrey was aware for which textile home furnishings comprise a major portion of revenues. The Bibb Company and Dan River, Inc. are the only Comparable Companies whose stock is not publicly traded, and they were selected for the purpose of analyzing their income statements and balance sheets. Robinson-Humphrey calculated, among other things, current market price as a multiple of the latest reported twelve months ("LTM") earnings per share ("EPS"), and estimated EPS for the calendar years 1994 and 1995. The EPS estimates were based on the mean of publicly available earnings estimates made by research analysts as provided by First Call Investor Service, except for estimates for Culp Inc., Quaker Fabric Corp. and WestPoint Stevens Inc., which were Robinson-Humphrey research estimates. Robinson-Humphrey also compared historical sales, gross margins, operating margins and net margins. In making its presentation, Robinson-Humphrey noted that the operating margin of Dundee was lower than the average for the Comparable Companies and the operating margin of Springs was higher than that of Dundee.

     Additionally, Robinson-Humphrey compared the Comparable Companies' market capitalization plus debt minus cash and cash equivalents ("Firm Value") as a multiple of revenues, earnings before interest and taxes plus depreciation and amortization expenses ("EBITDA") and operating income. Robinson-Humphrey determined that these multiples of Firm Value to (i) LTM revenues ranged from 0.49x to 1.01x (with a mean of 0.68x), (ii) LTM EBITDA ranged from 4.8x to 7.3x (with a mean of 5.9x) and (iii) LTM operating income ranged from 7.0x to 10.8x (with a mean of 8.7x). Robinson-Humphrey also determined that the multiples of market value to book value ranged from 0.92x to 3.77x, with a mean of 1.35x.

     Robinson-Humphrey calculated similar values for Dundee assuming the purchase price set forth in the Merger Agreement and determined that the multiples of Firm Value to LTM revenues for Dundee was 0.54x, the Firm Value to LTM EBITDA was 11.4x and that the ratio of equity value to book value at December 31, 1994 was .97x. Robinson-Humphrey indicated that the multiple of Firm Value to operating income was a meaningful valuation measure. However, the multiple of Firm Value to LTM operating income for Dundee did not produce a meaningful number for purposes of the analysis. Robinson-Humphrey indicated that the results of comparing the mean multiples calculated for the Comparable Companies to similar multiples calculated for the Merger supported Robinson-Humphrey's opinion of fairness. In particular, Robinson-Humphrey emphasized that the multiple of Firm Value to LTM EBITDA is an important indicator of the fairness of the transaction and that this multiple for the Merger of 11.4x is higher than the equivalent measure for the Comparable Companies of 5.9x.

     Comparable Transaction Analysis. Using publicly available information, Robinson-Humphrey analyzed the transaction value and imputed transaction multiples on selected acquisitions in the textile industry (collectively, the "Acquisition Comparables") during the period from January 1992 through February 1995. The Acquisition Comparables were selected because they were all the acquisitions in the textile industry as to which public information deemed reliable and comprehensive by Robinson-Humphrey was available. The Acquisition Comparables include the following acquisitions involving companies in the textile industry: JPS Automotive Products Corp. by Foamex International Inc.; Decorative Prints Division of Burlington Industries by Galey & Lord Industries, Inc.; Rayonese Textile Inc. by Culp, Inc.; Alladin Mills, Inc. by Mohawk Industries, Inc.; Perfect Fit Industries, Inc. by Foamex L.P.; Rossville Companies, Inc. by Culp, Inc.; Amoskeag Co. by Fieldcrest Cannon, Inc.; Hanes Holding Co. by Leggett & Platt, Inc.; Vintage Yarns, Inc. by Unifi, Inc.; Carriage Industries, Inc. by Dixie Yarns, Inc.; Horizon Industries, Inc. by Mohawk Industries, Inc.; and Salem Carpet Mills, Inc. by Shaw Industries, Inc. Robinson-Humphrey compared the Firm Value as a multiple of sales, EBITDA and earnings before interest and taxes ("EBIT"). The multiples of Firm Value to sales, EBITDA and EBIT for the Acquisition Comparables were between the following ranges: (i) sales ranged from 0.3x to 1.9x (with a mean of 0.87x);
(ii) EBITDA ranged from 4.4x to 11.3x (with a mean of 7.3x) and (iii) EBIT ranged from 6.6x to 18.1x (with a mean of 10.7x). The multiples of equity value to book value ranged from 1x to 5.6x, with a mean of 3.57x for the Acquisition Comparables.

     Robinson-Humphrey compared the multiples calculated for the Acquisition Comparables to similar multiples calculated for the Merger, and determined that the multiple of Firm Value to EBITDA, which Robinson-Humphrey emphasized as an important indicator of the fairness of the transaction, for the Merger is 11.4x, much higher than the equivalent multiple for the Acquisition Comparables, which was 7.3x.

     No company, transaction or business used by Robinson-Humphrey in the comparable company and comparable transactions analyses as a comparison should be viewed as nearly identical to Dundee, Springs, Subcorp or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the Comparable Companies or the business segment or company to which they are compared.

     Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis as of August 31, 1994, assuming, among other things, discount rates ranging from 10.41% to 12.91% and terminal multiples of EBITDA ranging from 6.0x to 8.0x. This analysis resulted in a range of equity value of Dundee of approximately $51,000,000 to $85,000,000. Robinson-Humphrey focused its analysis on a discount rate of 11.41% and a multiple of 7.0x, which resulted in an estimated equity value of approximately $68,000,000. Robinson-Humphrey indicated that the results of the discounted cash flow analysis supported its opinion of fairness, because the range of equity values of Dundee from this analysis was lower than the purchase price of Dundee in the Merger.

     Pro Forma Merger Analysis. Robinson-Humphrey analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of Springs for the 1995 and 1996 fiscal years. Based on the projected estimates of EPS for Springs made by the Research Department of Robinson-Humphrey and the projected estimates of earnings for Dundee made by the management of Dundee, the results of the pro forma merger analysis suggest that the Merger would dilute Springs' EPS in each year analyzed. The actual results achieved by the combined company may vary from the projected results and the variations may be material.

     The summary of the analysis performed by Robinson-Humphrey set forth above does not purport to be a complete description thereof. Robinson-Humphrey believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analysis or of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analysis performed by Robinson-Humphrey and its opinion. In performing its analysis, Robinson-Humphrey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Springs or Dundee. The analyses performed by Robinson-Humphrey are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals.

     Robinson-Humphrey is an investment banking firm which is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Special Committee of Dundee's Board of Directors decided to retain Robinson-Humphrey based upon its expertise as a financial advisor in mergers and acquisitions of companies in the textile industry, and its knowledge of the textile industry generally.

     Pursuant to the terms of an engagement letter dated January 18, 1995, Dundee has agreed to pay Robinson-Humphrey for its services in connection with the Merger a retainer of $25,000, which was paid at the time of the execution of the engagement letter, and a fee of $150,000 upon rendering a written fairness opinion. If, during the term of Robinson-Humphrey's engagement or within twelve months following the termination of such engagement, a sale of Dundee to Springs or any other party occurs in which the consideration paid exceeds the consideration proposed in the letter of intent between Springs and Dundee, then Dundee will pay Robinson-Humphrey an additional fee equal to 2.5% of such excess amount. Dundee has also agreed to reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses up to $15,000 and to indemnify Robinson-Humphrey against certain liabilities, including liabilities under the federal securities laws.

SPRINGS REASONS FOR THE MERGER

     The Springs Board of Directors, at its meeting on February 2, 1995, considered the Merger Agreement and related matters. The determination by Springs' Board of Directors that the proposed Merger was in the best interests of Springs and its shareholders was based on the following material factors: (a) Springs' interest in expanding its lines of products through the acquisition of a company which produces terry towels; (b) Dundee's significant and growing presence in the terry towel market; (c) Dundee's terry manufacturing expertise;
(d) the benefits to both Springs and Dundee expected to be derived from the combination of their businesses; and (e) the benefits to both Springs and its customers expected to result from Springs' ability to offer terry towels in coordination with its other bed and bath products.

THE MERGER AGREEMENT

     The Merger Agreement provides that following its approval by the holders of Dundee Common Stock, and the satisfaction or waiver of all other conditions to the Merger, Dundee will be merged with Subcorp and will thus become a wholly-owned subsidiary of Springs. After the Merger, Subcorp will remain as the Surviving Corporation in the Merger or, alternatively, if 80% or more of the outstanding Dundee Common Stock is converted into Springs Class A Stock in the Merger, Springs may, at its option, cause Subcorp to merge with and into Dundee, thus leaving Dundee as the Surviving Corporation in the Merger. Subject to the approval of the shareholders of Dundee and the satisfaction or waiver of conditions precedent to the Merger but no later than the third business day thereafter (the "Closing Date"), the Merger will occur when a duly executed certificate of merger is filed by Dundee and Subcorp with the Secretary of State of the State of Georgia (unless the certificate of merger specifies a later effective time) (the "Effective Time"). It is expected that the Effective Time will occur on the date of the Meeting, or as soon as practicable thereafter. If Subcorp is the Surviving Corporation, at the Effective Time and by reason of the Merger, Subcorp will change its corporate name from "Dundee Acquisition Corp." to "Dundee Mills, Incorporated."

     Pursuant to the Merger Agreement, each issued and outstanding share of Dundee Common Stock, excluding (a) any such shares held in the treasury of Dundee, (b) any such shares held by Springs or its subsidiaries, and (c) any such shares as to which the holders thereof have validly elected to pursue their dissenters' rights under the GBCC, shall automatically be cancelled and extinguished and shall thereafter be converted into only the right to receive shares of Springs Class A Stock or, pursuant to a Cash Election and subject to certain limitations, the right to receive $2,525.00 in cash. See " -- Merger Consideration."

     Under the Merger Agreement, each share of Dundee Common Stock held in the treasury of Dundee or held by Springs or any of its subsidiaries shall be automatically cancelled and extinguished, and no payment shall be made in respect thereof. Any shares as to which the record holders thereof have validly elected to pursue their dissenters' rights shall also be automatically cancelled and extinguished, and shall thereafter represent the right to receive the Fair Value of such shares. In addition, each issued and outstanding share of common stock of Subcorp will continue to represent either one validly issued, fully paid and nonassessable share of Subcorp, as the Surviving Corporation in the Merger, or if Dundee is the Surviving Corporation, shall be converted into one validly issued, fully paid and nonassessable share of Dundee Common Stock.

MERGER CONSIDERATION

     At the Effective Time, each outstanding share of Dundee Common Stock will be converted into the right to receive the Merger Consideration consisting of an amount of Springs Class A Stock equal in value to $2,525.00 (subject to variation based on market prices) based on the conversion ratio described below, or cash in that amount, at the option of the Dundee shareholder and subject to certain limitations. Dundee shareholders may elect to convert a portion of their holdings of Dundee Common Stock into cash and the remaining portion into Springs Class A Stock. The conversion of shares of Dundee Common Stock into Springs Class A Stock is determined as follows:

          If the average of the closing prices per share for Springs Class A Stock on the New York Stock Exchange (the "NYSE") for the ten trading days immediately preceding the date which is three calendar days prior to the Closing Date (the "Reported Market Price") is $33.50 or more, but not more than $38.50, the conversion ratio shall be equal to:

                                   $2,525.00
                                   ----------
                             Reported Market Price

     and shares of Springs Class A Stock issued in exchange for Dundee Common Stock will have a market value of $2,525.00 per share of Dundee Common Stock, based on the Reported Market Price.

          If the Reported Market Price of Springs Class A Stock is less than $33.50, the conversion ratio shall be equal to:

$2,525.00           or 75.37313 shares of
- ----------          Springs Class A Stock
  $33.50            per share of Dundee Common Stock

     and shares of Springs Class A Stock issued in exchange for Dundee Common Stock will have a market value less than $2,525.00 per share of Dundee Common Stock, based on the Reported Market Price.

          If the Reported Market Price of Springs Class A Stock exceeds $38.50, the conversion ratio shall be equal to:

$2,525.00           or 65.58442 shares of
- ----------          Springs Class A Stock
  $38.50            per share of Dundee Common Stock

     and shares of Springs Class A Stock issued in exchange for Dundee Common Stock will have a market value greater than $2,525.00 per share of Dundee Common Stock, based on the Reported Market Price.

     After the per share purchase price for Dundee Common Stock was agreed upon through negotiation, the formulation of the conversion ratio was determined in an effort to ensure that in most circumstances a Dundee shareholder would receive approximately $2,525.00 in value of Springs Class A Stock for each share of Dundee Common Stock. Dundee shareholders are protected from market risk in the conversion ratio for up to an 8.53% decline in the market price per share of Springs Class A Stock from the closing market price at the date of the Merger Agreement ($36.625), and a 13.55% decline based on the market price of Springs Class A Stock as of April 24, 1995 ($38.75).

LIMITATION ON CASH ELECTIONS

     In order to assure that the Merger will qualify as a tax-free reorganization, the maximum number of shares of Dundee Common Stock that may be converted into cash is 23,363 shares less the total number of shares of Dundee Common Stock as to which the record holders thereof shall have exercised dissenters' rights pursuant to the GBCC (the "Maximum Number of Cash Election Shares"). If the number of shares of Dundee Common Stock on deposit with Wachovia Bank of North Carolina, N.A. (the "Exchange Agent") pursuant to a Cash Election and not withdrawn as provided by the Merger Agreement (the "Deposited Shares") at the close of business on May 24, 1995, the last business day before the Meeting (the "Expiration Date") exceeds the Maximum Number of Cash Election Shares, the Exchange Agent shall eliminate from the Deposited Shares (pro rata as nearly as practicable as to each holder of ten or more Deposited Shares) the number of Deposited Shares necessary to reduce the total number of Deposited Shares to the Maximum Number of Cash Election Shares (or the most practicable number thereof immediately below such number). As a result, Dundee shareholders electing to receive cash may receive a combination of cash and Springs Class A Stock rather than all cash in exchange for their Deposited Shares.

LIMITATION ON SPRINGS CLASS A STOCK

     The maximum number of shares of Springs Class A Stock into which shares of Dundee Common Stock will be converted in the Merger will be 3,000,000 shares. If Dundee shareholders not making Cash Elections or exercising dissenters' rights would otherwise be entitled to receive a total of more than 3,000,000 shares of Springs Class A Stock, a number of shares of Dundee Common Stock (pro rata as nearly as practicable as to each holder of ten or more shares) will be treated pro rata as having been subject to Cash Elections, as necessary to reduce the number of shares of Springs Class A Stock issued in the Merger to 3,000,000. If the maximum number of shares of Springs Class A Stock is issued, the 3,000,000 shares would represent approximately 23.5% of the shares of Springs Class A Stock expected to be outstanding after the Merger, and approximately 14.6% of the aggregate number of shares of Springs Class A Stock and Springs Class B Common Stock, $.25 par value ("Springs Class B Stock") expected to be outstanding after the Merger (based on the number of outstanding shares of Springs Class A Stock and Springs Class B Stock on March 6,

1995 plus the maximum number of shares of Springs Class A Stock issuable in the Merger). As of March 6, 1995, these 3,000,000 shares would have represented approximately 6.8% of the voting power of all outstanding Springs voting securities, or a higher percentage in voting on certain matters. See "Springs Capital Stock."

CASH ELECTION PROCEDURE

     Shareholders wishing to make a Cash Election for some or all of their shares must complete and submit the Cash Election Form contained in the Letter of Transmittal accompanying this Proxy Statement and Prospectus. The Letter of Transmittal must be sent to the Exchange Agent at the address shown on the Letter of Transmittal. The Letter of Transmittal must be accompanied by the certificate or certificates, properly endorsed for transfer or with duly executed stock transfer powers, representing all of the shares of Dundee Common Stock held by the Dundee shareholder making the Cash Election, even if the Cash Election is not being made for all of the shares represented by the holder's share certificates. Those shares as to which a Cash Election has not been made will be converted into Springs Class A Stock in accordance with the terms of the Merger Agreement (see "-- Merger Consideration"). TO RECEIVE CASH IN EXCHANGE FOR ANY SHARES OF DUNDEE COMMON STOCK, THE LETTER OF TRANSMITTAL, CONTAINING THE COMPLETED CASH ELECTION FORM, MUST BE RECEIVED BY THE EXCHANGE AGENT NO LATER THAN THE CLOSE OF BUSINESS ON THE EXPIRATION DATE (MAY 24, 1995). The Exchange Agent will make the Letter of Transmittal available to all persons who become holders of record of Dundee Common Stock during the period between the Record Date and the Expiration Date. SHAREHOLDERS SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ANY CERTIFICATES REPRESENTING SHARES OF DUNDEE COMMON STOCK TO DUNDEE.

     It is not necessary for a Dundee shareholder to vote in favor of the Merger in order to make a valid Cash Election. Record holders of Deposited Shares shall remain the shareholders of record with respect to such shares until the Effective Time. Each holder of Dundee Common Stock who has made a valid Cash Election has the right at any time prior to the close of business on the Expiration Date to withdraw such shareholder's Deposited Shares and thereby revoke the Cash Election by giving notice of withdrawal to the Exchange Agent prior to the close of business on the Expiration Date.

     The Exchange Agent shall in its sole discretion determine whether or not Cash Elections have been properly or timely made or revoked. Neither Springs, Dundee, Subcorp nor the Exchange Agent shall be under any duty to give notification that any Cash Election has not been properly or timely made or revoked. If the Exchange Agent determines that any Cash Election was not properly or timely made or revoked or if any Cash Election is properly revoked or is eliminated from deposit as described above, the shares subject to such Cash Election shall be treated by the Exchange Agent as shares of Dundee Common Stock which were not subject to any Cash Election and at the Effective Time such shares shall be converted into the right to receive Springs Class A Stock. The Exchange Agent shall make all computations as to proration, and any such computations shall be conclusive and binding on the holders of Dundee Common Stock. The Exchange Agent may, after consultation with Springs, make such equitable changes in the procedures set forth in the Merger Agreement regarding Cash Elections as are necessary or desirable to effect fully any Cash Election.

EXCHANGE OF CERTIFICATES FOR NON-CASH ELECTION SHARES

     On and after the Effective Time, each outstanding certificate which prior to the Effective Time represented, in whole or in part, Dundee Common Stock as to which a Cash Election has not been made or has been revoked or shares as to which the holder has exercised dissenters' rights (collectively, "Non-Cash Election Shares") will be deemed to evidence the right to receive the Merger Consideration payable with respect to such Dundee Common Stock, in the form of whole shares of Springs Class A Stock or cash (or both), as provided in the Merger Agreement. See "-- Fractional Shares." A Dundee shareholder who wishes to receive Springs Class A Stock rather than cash for his or her shares of Dundee Common Stock should complete the enclosed Letter of Transmittal (without completing the Cash Election Form, if no cash is desired) and send it together with all of his or her share certificates representing Dundee Common Stock, properly endorsed for transfer or with duly executed stock transfer powers, to the Exchange Agent at the address shown on the Letter of Transmittal. While it is not necessary to return Dundee share certificates and the Letter of Transmittal to the Exchange Agent by the Expiration Date if no Cash Election is being made, it is acceptable to do so.

     If any Springs Class A Stock certificate is to be issued in a name other than that of the registered owner of Dundee Common Stock being exchanged therefor, the person requesting the issuance must pay in advance in cash all applicable transfer and other taxes before Springs will be obligated to issue the certificate, unless that person establishes to the satisfaction of the Exchange Agent that any such taxes have been paid or that no such tax is applicable.

FRACTIONAL SHARES

     No fractional shares of Springs Class A Stock will be issued in the Merger. Each holder of Dundee Common Stock who would otherwise be entitled to a fractional share of Springs Class A Stock as part of the Merger Consideration will, upon surrender of such holder's Dundee share certificate, receive from Springs a cash payment (without interest) equal to the fractional share to which such holder would otherwise be entitled multiplied by the Reported Market Price of Springs Class A Stock used in computing the Merger Consideration.

CONDITIONS TO THE MERGER

     Dundee and Springs are not obligated to complete the Merger unless a number of conditions are satisfied, including the following: (a) Dundee shareholders shall have approved the Merger Agreement; (b) Springs' Registration Statement for the Springs Class A Stock to be issued in the Merger shall have become effective under the Securities Act and no stop order shall have been issued or be pending or threatened; (c) the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or have been terminated; (d) Dundee and Springs shall each have received a satisfactory opinion from Sutherland, Asbill & Brennan, counsel for Springs, that the Merger constitutes a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); and (e) the shares of Springs Class A Stock to be issued in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance. In addition, the obligation of each of Springs and Dundee to consummate the Merger is subject to the conditions that the other party shall have performed its agreements and covenants under the Merger Agreement in all material respects; that the other party's representations and warranties, subject to certain exceptions, shall be true and correct at the Effective Time (except where the failure of any representation and warranty to be true and correct would not have a material adverse effect on the party making it); and that the other party shall have delivered certain opinions of counsel, letters from accountants and certain additional conditions, including conditions which are customary in transactions similar to the Merger, as set forth in the Merger Agreement.

     The obligations of Springs and Subcorp to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) dissenters' rights with respect to the Merger must not have been exercised by holders of more than 8% of the outstanding shares of Dundee Common Stock; (b) appropriate agreements must be obtained from all affiliates of Dundee agreeing to applicable resale restrictions with respect to Springs Class A Stock received pursuant to the Merger; (c) the Board of Directors of Dundee must have determined that no change in control will be considered to have occurred by reason of the Merger under the Dundee Mills Supplemental Executive Retirement Plan; (d) Dundee shall have taken all corporate action necessary to establish that all issuances by Dundee of Dundee Common Stock since July 1, 1989 were validly issued, fully paid and nonassessable and that no preemptive rights exist with respect to such issuances; (e) Dundee must have cured all filing deficiencies and satisfied all related obligations with respect to the HSR Act and Dundee pension plans at no material expense to Dundee; (f) loans made by Dundee to Dundee shareholders must have been repaid in full; and (g) Dundee and its counsel must have taken all action necessary to preserve the tax exempt status of certain industrial revenue bonds.

EFFECTIVE TIME AND TERMINATION

     If the Merger is approved by the shareholders of Dundee and all other conditions of the Merger are satisfied or waived (see "-- Conditions to the Merger"), the Merger will become effective when Subcorp and Dundee file a certificate of merger with the Secretary of State of the State of Georgia in accordance with the GBCC unless a later time is specified in the certificate of merger. The Merger Agreement provides that Subcorp and Dundee will make this filing as soon as practicable after all of the conditions to completion of the Merger are satisfied or waived. The parties anticipate that the Effective Time will occur promptly following the Meeting.

     The Merger Agreement may be terminated at any time prior to the Effective
Time: (a) by Springs and Dundee upon mutual action of their respective Boards of Directors; (b) by either Springs or Dundee if (i) any event has occurred as a result of which any condition to its respective obligation to consummate the Merger is no longer capable of being satisfied (so long as, in certain circumstances, the terminating party has not contributed to the failure of any such condition to be satisfied), (ii) any general suspension of, or limitation on, trading on the NYSE has continued for a period of 15 days or a bank moratorium in the United States has continued for a period of 15 days, or (iii) the Merger has not been consummated by July 31, 1995; (c) by Springs if (i) Dundee has breached any representation or warranty contained in the Merger Agreement which would be reasonably likely to have a material adverse effect on Dundee, (ii) Dundee has materially breached any of its covenants or agreements in the Merger Agreement which breach is not curable (or, if curable, is not cured within 30 days after written notice from Springs), (iii) Dundee (or its Board of Directors) has authorized, recommended, proposed or publicly announced its intention to enter into a "Competing Transaction" not consented to by Springs, (iv) Dundee's Board of Directors has withdrawn or materially modified its authorization, approval or recommendation of the Merger or the Merger Agreement in a manner adverse to Springs, or (v) a party other than Springs has announced, commenced or consummated the acquisition of at least 15 percent of the outstanding Dundee Common Stock or has received proxies or consents sufficient to elect a majority of Dundee's Board of Directors or block approval of the Merger; or (d) by Dundee if (i) Springs or Subcorp has breached any representation or warranty contained in the Merger Agreement which would be reasonably likely to have a material adverse effect on the ability of Springs or Subcorp to consummate the Merger or (ii) Springs or Subcorp has materially breached any of its covenants or agreements in the Merger Agreement which breach is not curable (or, if curable, is not cured within 30 days after written notice from Dundee).

     As used in the Merger Agreement, "Competing Transaction" means any acquisition of 15% or more of the stock or assets of Dundee, or a merger, consolidation or other business combination involving Dundee, or the public announcement of a proposal, plan or intention to effect such a transaction, or any agreement to effect such a transaction.

     The Merger Agreement also provides that if Springs terminates the Merger Agreement because of a knowing and intentional misrepresentation or a knowing and intentional breach of warranty or breach of any covenant by Dundee, Dundee shall be liable to Springs, among other things, for all investment banking, legal, accounting, expert and consulting fees and other out-of-pocket expenses reasonably incurred by Springs in connection with the Merger. In addition, the Merger Agreement requires Dundee to pay Springs a fee of $3,000,000 in the event that the Merger Agreement is terminated because: (a) the condition that Dundee's representations and warranties contained in the Merger Agreement be true and correct in all respects (except where the failure of any representation and warranty to be true and correct would not have a material adverse effect on Dundee) is not satisfied due to Dundee's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement and (i) Dundee has had contacts about or entered into negotiations relating to a Competing Transaction during the period from the date of the Merger Agreement through the date of termination and (ii) Dundee consummates a Competing Transaction within one year after the date of termination with a party with whom Dundee had such negotiations or contacts; (b) the Merger Agreement does not receive the requisite vote of the holders of Dundee Common Stock and at the time of such vote there existed a Competing Transaction; (c) Dundee authorizes, recommends proposes or publicly announces its intention to enter into a Competing Transaction not consented to by Springs; or (d) Dundee's Board of Directors withdraws or materially modifies its authorization, approval or recommenda-tion of the Merger or the Merger Agreement in a manner adverse to Springs, unless in any such case Springs has materially breached any of its representations, warranties, covenants or agreements under the Merger Agreement.

AMENDMENT

     The Merger Agreement provides that it may be amended by the parties at any time before or after approval thereof by the shareholders of Dundee, but that after such approval no amendment shall be made (a) which reduces the Merger Consideration or changes the form of the Merger Consideration to be received by Dundee's shareholders pursuant to the Merger Agreement or (b) changes any of the terms and conditions of the Merger Agreement if such change would adversely affect the holders of Dundee Common Stock, unless the further approval of the holders of Dundee Common Stock is obtained.

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

     The Merger Agreement contains certain representations, warranties, covenants and agreements by Dundee and Springs regarding, among other things, the businesses, capital structure, assets and liabilities of Dundee and Springs and the accuracy and completeness of information supplied in connection with the Merger. The Merger Agreement also contains covenants of Dundee with respect to the conduct of its business prior to the Closing Date, including covenants that it will not (a) issue any shares of its capital stock (or related rights) or pay any dividend, (b) sell or transfer any asset to a third party or incur any debt or mortgage or encumber assets, except in the ordinary course of business and within specified limits, (c) change the salaries, benefits or employment contracts of employees of Dundee or its subsidiaries, or (d) amend its Articles of Incorporation or Bylaws.

     In addition, Dundee has agreed not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any inquiries or the making of proposals from anyone other than Springs that constitutes or may reasonably be expected to lead to any Competing Transaction, (b) enter into or maintain or continue discussions or negotiate with a party other than Springs in furtherance of such inquiries or to obtain a Competing Transaction, or (c) agree to or endorse any Competing Transaction or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries or any advisors to or representatives of such party to take any such action. Dundee has also agreed to use its best efforts to obtain the approval by Dundee's shareholders of the Merger and the transactions contemplated by the Merger Agreement. However, the Merger Agreement provides that neither the Board of Directors nor the officers of Dundee shall be required to take or omit to take any action, with respect to disclosures in this Proxy Statement and Prospectus or their recommendation to Dundee's shareholders regarding the Merger, which the Board determines in good faith, based on the advice of Dundee's counsel, could be held to violate their fiduciary duties to Dundee's shareholders.

GOVERNMENTAL AND REGULATORY REQUIREMENTS

     Springs and Dundee are not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with applicable federal and state securities laws and the expiration or the termination of the waiting periods applicable to the Merger under the HSR Act and the rules and regulations thereunder. Under the HSR Act, certain acquisition transactions, such as the Merger, may not be consummated unless required information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified waiting period requirements have been satisfied. On February 8, 1995 and March 7, 1995, respectively, Springs and Dundee each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger. The FTC granted early termination of the waiting period for the Merger effective March 27, 1995.

     Notwithstanding the termination or expiration of the waiting period, at any time before or after the Effective Time, the Antitrust Division or the FTC could take actions under the antitrust laws as either of them deem necessary and desirable in the public interest, including seeking to enjoin the Merger, or seeking divestitures of substantial assets of Springs or Dundee. In addition, in appropriate circumstances, state officials and private parties may also bring legal actions under the antitrust laws. Under the Merger Agreement, in the event a suit is instituted challenging the Merger as violative of the antitrust laws, Springs and Dundee have agreed to use their best efforts to resist or resolve such a suit. If injunctive relief is sought or obtained in a challenge to the Merger, the Merger Agreement could be terminated or the consummation of the Merger could be delayed and, under certain circumstances, such delay could result in consummation of the Merger being postponed to a date substantially beyond the date of the Meeting. If the Merger is not consummated by July 31, 1995, the Merger Agreement could be terminated by Springs or Dundee.

EXPENSES

     Except as otherwise provided in the Merger Agreement, if the Merger is not consummated, Dundee and Springs shall each bear its own expenses related to the Merger, except that the cost of printing this Proxy Statement and Prospectus and filing fees under federal and state securities laws shall be borne equally.

RESALE OF SPRINGS CLASS A STOCK

     The shares of Springs Class A Stock to be issued to Dundee shareholders in connection with the Merger have been registered under the Securities Act. Accordingly, such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of Dundee within the meaning of Rule 145 promulgated under the Securities Act (collectively, "Dundee Affiliates"). The shares of Springs Class A Stock received by Dundee Affiliates may not be sold without registration of such shares for resale under the Securities Act or the availability of an exemption (including the limited exemption provided by Rule 145) from such registration. Dundee has agreed to use its best efforts to cause each person who Springs believes may be deemed a Dundee Affiliate to execute and deliver to Springs an agreement covering the foregoing restrictions on transfer and certain other rights and obligations of such person with respect to the shares of Dundee Common Stock and Springs Class A Stock.

CONFLICTS OF INTEREST

     In considering the Merger, holders of Dundee Common Stock should be aware that the directors and certain members of Dundee management have interests in the Merger in addition to their interests as shareholders of Dundee generally, as described below.

     The Merger Agreement provides for continued employment and severance benefits for fifteen officers of Dundee. Six of the current officers of Dundee will be employed by the Surviving Corporation for an initial term of six months and an additional eight officers will be employed for an initial term of nine months. After such initial period, either the Surviving Corporation or such employee may terminate such employment, and upon such termination the terminated employee shall be entitled to one year's compensation as a severance benefit. If all of such Dundee officers left the employ of the Surviving Corporation after the initial term, the Surviving Corporation would make severance payments aggregating $2,591,675 to such persons. The following executive officers who are entitled to such severance payments also serve as directors and would be entitled to the amounts of severance set forth below after an initial term of six months: John T. Newton: $242,000; J. Henry Walker, III: $309,000; R. Wayne
Boyd: $265,000; and Howard B. Gossett, Jr.: $180,000. Additionally, the following executive officers, who are directors, would be entitled to the following amounts of severance after an initial term of nine months: David G.
Newton: $182,000; and J. Gilliam Cheatham: $102,000. Non-director executive officers of Dundee would be entitled to the amounts of severance set forth below after the initial terms indicated: M. J. Yates: $142,000 (after six months); Douglas R. Tingle: $171,600 (after nine months); and V. Larry Perkins: $149,500 (after nine months).

     The Special Committee of Dundee's Board of Directors was appointed, in part, to consider the payment of special compensation to certain executive officers of Dundee. The Special Committee believes that the group of executives who will receive such compensation is one of Dundee's most valuable assets and that their expertise, hard work and determination are major reasons Springs desires to acquire Dundee pursuant to the Merger. Additionally, the Special Committee believes that the executives receiving such compensation are essential to the consummation of the Merger and that the Surviving Corporation needs to retain the management skills of these executives to ensure its continued success. Accordingly, the Special Committee has determined that immediately prior to the consummation of the Merger, nine executive officers of Dundee will be entitled to receive payments aggregating $2,168,000. The following executive officers also serve as directors of Dundee and will be entitled to receive the amounts set forth below: John T. Newton:
$368,000; J. Henry Walker, III: $232,000; R. Wayne Boyd: $203,000; Howard B.
Gossett, Jr.: $140,000; David G. Newton: $300,000; and J. Gilliam Cheatham:
$102,000. The following non-director executive officers will be entitled to receive the amounts set forth below: M. J. Yates: $112,000; Douglas R. Tingle:
$396,000; and V. Larry Perkins: $315,000.

     For information concerning the interests of certain officers and directors of Dundee in certain issuances of shares of Dundee Common Stock during 1990-1994, see "Ratification of Certain Issuances of Dundee Common Stock."

     The members of the Board of Directors who served on the Special Committee of the Board of Directors were Harvey M. Cheatham, A. Felton Jenkins, Jr. and Tim M. Woodall. No member of the Special Committee was an officer or employee of Dundee or a purchaser of any of the shares of Dundee Common Stock issued during 1990-1994, or otherwise had any financial interest (except Mr. Cheatham's interest as a shareholder of Dundee generally) in any of the matters acted upon by the Special Committee. Each member of the Special Committee received $20,000 for his services in connection with the Merger.

     Finally, pursuant to the Merger Agreement, Springs has agreed that all rights to indemnification and all limitations of liabilities set forth in the Articles of Incorporation and Bylaws of Dundee will be continued in the Articles of Incorporation and Bylaws of the Surviving Corporation. Springs has agreed not to take any action or allow any action to be taken relating to limitation of liability or indemnification, prior to the expiration of all applicable statutes of limitation, that would adversely affect the rights of the individuals who are entitled to the benefits of such provisions. Further, Springs has agreed to make proper provision to ensure that its successors and assigns assume these obligations.

OPTION AND PROXY AGREEMENTS

     As required by Springs as a condition to entering into the Merger Agreement, all of the directors and one of the officers of Dundee have entered into agreements granting proxies to Springs to vote certain shares of Dundee Common Stock owned or controlled by such persons in favor of the Merger and the transactions contemplated by the Merger Agreement and against any other merger, sale of assets or other business combination between Dundee and any other person or entity, and granting options at a cash exercise price of $2,525.00 per share to Springs to purchase such shares, exercisable upon the occurrence of certain events. These agreements cover 10,981 shares of Dundee Common Stock, or approximately 23.5% of such shares entitled to vote at the Meeting.

TAX CONSEQUENCES

     The following is a summary of certain anticipated federal income tax consequences of the Merger. Due to the complexity and changing nature of federal income tax laws, and considering that each shareholder's individual circumstances affect the tax consequences of the Merger to such shareholder, the following is not intended to and does not constitute a complete description of all possible federal tax consequences to the shareholders of Dundee. The federal income tax consequences to any particular shareholder may be affected by matters not described herein. Moreover, this discussion does not address the state and local income tax consequences, if any, of the Merger. EACH SHAREHOLDER IS THEREFORE ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER TO HIM OR HER.

     Neither Dundee nor Springs has sought or intends to seek a ruling from the Internal Revenue Service concerning the federal income tax consequences of the Merger. Consummation of the Merger is conditioned upon the receipt by Springs and Dundee as of the Closing Date of an opinion from Sutherland, Asbill & Brennan that the Merger constitutes a reorganization under the Code such that a Dundee shareholder will not be subject to income taxation on the Merger Consideration if the shareholder's Merger Consideration is received solely in Springs Class A Common Stock, but will be subject to income taxation on any gain realized to the extent the Merger Consideration is received in cash. In rendering their opinion, Sutherland, Asbill &

Brennan will make certain factual assumptions and will rely upon certain representations of Springs and Dundee. One such assumption/representation is that, to the best of the knowledge of the executive officers of Dundee, there is no plan or intention by the shareholders of Dundee to sell, exchange, or otherwise dispose of a number of shares of Springs Class A Stock received in the Merger that would reduce the Dundee shareholders' ownership of Springs Class A Stock to a number of shares having a value, as of the Effective Date, of less than 50% of the value of all of the formerly outstanding shares of Dundee Common Stock as of the Effective Date.

     Assuming the Merger is treated as a reorganization for federal income tax purposes, the Merger will have the following, among other, tax consequences to the shareholders of Dundee.

     No gain or loss will be recognized by a holder of Dundee Common Stock whose shares are exchanged solely for Springs Class A Stock, except with respect to cash received in lieu of a fractional share of Springs Class A Stock.

     A holder of Dundee Common Stock who receives both Springs Class A Stock and cash as Merger Consideration will recognize gain, if any, realized on the exchange, but in an amount which is not in excess of the amount of cash received. The gain recognized should generally be treated as gain from the exchange of property and, assuming that the shares of Dundee Common Stock of such shareholder are held as capital assets, would be capital gain. In certain unusual circumstances, a Dundee shareholder who is considered to own constructively Dundee stock which is held by another Dundee shareholder and exchanged for Springs Class A Stock in the Merger might be required to treat any gain recognized as a dividend. No loss will be recognized by a holder of Dundee Common Stock who receives both Springs Class A Stock and cash as Merger Consideration.

     A holder of Dundee Common Stock who receives solely cash as Merger Consideration, or a dissenting shareholder, should generally recognize gain or loss, measured by the difference between the amount of cash received and the basis of the shares of Dundee Common Stock exchanged therefor. Assuming that the shares of Dundee Common Stock are held as capital assets, such gain or loss would be treated as capital gain or loss. In certain unusual circumstances, a Dundee shareholder who receives solely cash, but who is considered to own constructively Dundee Common Stock which is held by another Dundee shareholder and exchanged for Springs Class A Stock in the Merger, might be required to treat the amount of cash received as a dividend.

     Any Dundee shareholder who receives cash in lieu of a fractional share of Springs Class A Stock will be treated as if a fractional share had been distributed to him in the Merger and then redeemed by Springs. Such shareholder will recognize gain or loss, measured by the difference between the amount of cash received and the basis of the Dundee Common Stock allocable to such fractional share. Such gain or loss will be capital gain or loss provided that the shareholder's shares of Dundee Common Stock are held as capital assets.

     The basis of the Springs Class A Stock received by a holder of Dundee Common Stock will be the same as the basis of the Dundee Common Stock surrendered in exchange therefor (excluding any basis allocable to fractional shares of Springs Class A Stock for which cash is received), minus any amount of cash Merger Consideration received by the shareholder, plus any amount which is treated as gain or as a dividend to the shareholder.

     A Dundee shareholder's holding period with respect to any Springs Class A Stock received in the Merger will include the period during which the shares of Dundee Common Stock surrendered in exchange therefor were held, provided that such shares of Dundee Common Stock were held as capital assets at the Effective Time.

     No gain or loss will be recognized by Springs, Dundee or Subcorp by reason of the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Springs as a purchase. Under purchase accounting, Springs will allocate the total cost of acquiring the Dundee Common Stock, based on the relationship of the total amount of cash paid and the market value of Springs Class A Stock issued in the Merger to the fair value of the assets and liabilities acquired. Springs anticipates that the consideration paid for the Dundee Common Stock will not exceed the fair value of the assets and liabilities acquired. Consequently, Springs does not expect to record any goodwill in connection with the Merger.

            RATIFICATION OF CERTAIN ISSUANCES OF DUNDEE COMMON STOCK

     Historically, shareholders who wished to dispose of some or all of their Dundee Common Stock have contacted Dundee to locate a prospective purchaser for such shares, because there has been no established trading market for Dundee Common Stock. Frequently, Dundee facilitated such transactions by negotiating a price with the seller and delivering its check to the seller against delivery of the certificates representing the Dundee Common Stock. In addition, Dundee acquired 1,365 shares of Dundee Common Stock which were owned by The Hartwell Mills when it was purchased by Dundee on June 4, 1990.

     Dundee has treated all such reacquired shares as treasury shares, and Dundee's management made shares so acquired available for purchase by selected officers and employees (or their designated family members) as part of their compensation. The shares acquired in the Hartwell Mills transaction were valued by a special committee of the Board of Directors of Dundee at the time of such acquisition at a slight premium over recent transactions in Dundee Common Stock. These shares were reissued at such valuation, and other shares reacquired by Dundee were reissued at the average price per share then being paid by Dundee for its stock. Dundee utilized such opportunities to enable officers and employees to obtain or increase their equity interest in the company and offered this opportunity as an incident of employment and as compensation because Dundee did not have a formal employee stock option plan or employee stock purchase program.

     During 1990-1994, Dundee used this procedure to acquire and reissue an aggregate of 2,261 shares of Dundee Common Stock at an average price of $963 per share to a total of 47 officers and employees (including, in several instances, family designees of officers or employees). No individual officer or employee (together with his family designees, if any) purchased more than an aggregate of 331 shares during such period. The dates, aggregate number of shares reissued, and price per share of all such issuances are set forth below:

DATE AND PRICE OF ISSUANCE                     SHAREHOLDER                     SHARES
- ---------------------------  ------------------------------------------------  ------
August 28, 1990 ($650)       David D. Blalock, Jr............................     50
                             R. Wayne Boyd*+.................................    100
                             John Bray.......................................     50
                             Howard B. Gossett, Jr.*+........................     50
                             Betty Gossett*+.................................     50
                             Clarence J. McMerty.............................     50
                             Jack Mundy......................................     50
                             David J. Taylor.................................     50
                             Douglas R. Tingle*..............................    100
                             J. Henry Walker, III*+..........................    100
October 31, 1990 ($650)      Neal E. Baldwin.................................     30
                             Doug Brown......................................      7
                             Wayne Brown.....................................     10
                             William E. Head.................................      5
                             Harry Kierbow...................................     15
                             David Lamb......................................     20
                             V. Larry Perkins*...............................     10
                             James W. Roddy..................................     10
                             Robert Scroggins................................     50
                             J. Kenneth Stanz, Jr............................      5
                             J. Frank Stewart................................     25
                             Jeff Stewart....................................      5
                             Hubert Sullins..................................     50
                             Robert Sullins..................................      8
                             Frank Westmoreland..............................     13
                             M. J. Yates*....................................     50

DATE AND PRICE OF ISSUANCE                     SHAREHOLDER                     SHARES
- ---------------------------  ------------------------------------------------  ------
December 10, 1990 ($650)     Henry Barton....................................     10
                             Gordon H. Brown.................................     10
                             Everett Chalkley................................      5
                             J. Gilliam Cheatham*+...........................     45
                             John H. Cheatham, III...........................     20
                             Leila Cheatham*+................................    145
                             Howard B. Gossett, Jr.*+........................      6
                             James A. Graham.................................     25
                             Robert Housworth................................      5
                             David G. Newton*+...............................    125
                             John T. Newton*+................................    106
                             Leila Von Stein*+...............................     15
                             Douglas R. Tingle*..............................      6
                             J. Henry Walker, III*+..........................      6
July 7, 1993 ($1,500)        Neal E. Baldwin.................................      5
                             Gordon H. Brown.................................      5
                             James A. Graham.................................      5
                             Harry Kierbow...................................      5
                             David Lamb......................................      5
                             William M. McSwain, Sr..........................      5
                             Herbert B. Perkins..............................      5
                             James W. Roddy..................................      5
                             J. Frank Stewart................................      5
August 2, 1993 ($1,500)      David D. Blalock, Jr............................     20
                             R. Wayne Boyd*+.................................     25
                             John Bray.......................................     20
                             J. Gilliam Cheatham*+...........................     25
                             John H. Cheatham, III...........................     25
                             Ken Gossage.....................................      2
                             Howard B. Gossett, Jr.*+........................     25
                             William E. Head.................................      2
                             Francis S. Hedges...............................      5
                             John M. Jago....................................     10
                             Christine R. Lanigan............................     10
                             Clarence J. McMerty.............................     20
                             Walter J. McMullen..............................     10
                             David G. Newton*+...............................     25
                             John T. Newton*+................................     25
                             Mark A. Peek....................................     10
                             V. Larry Perkins*...............................     25
                             J. Kenneth Stanz, Jr............................      5
                             David J. Taylor.................................     20
                             Douglas R. Tingle*..............................     25
                             J. Henry Walker, III*+..........................     25
                             M. J. Yates*....................................      5
July 28, 1994 ($1,650)       David D. Blalock, Jr............................     10
                             Howard B. Gossett, Jr.*+........................     15
                             Francis S. Hedges...............................      5
                             Christine R. Lanigan............................     10
                             Clarence J. McMerty.............................     20
                             David G. Newton*+...............................     25
                             John T. Newton*+................................    175
                             David J. Taylor.................................     10

DATE AND PRICE OF ISSUANCE                     SHAREHOLDER                     SHARES
- ---------------------------  ------------------------------------------------  ------
                             Douglas R. Tingle*..............................     10
                             J. Henry Walker, III*+..........................     50
October 10, 1994 ($1,650)    David G. Newton*+...............................      5
October 11, 1994 ($1,650)    John T. Newton, Jr.*+...........................     25

- ---------------

* Each of these individuals served as an executive officer of Dundee, or was a designee of an executive officer, at the time of the issuance.
+ Each of these individuals served as a director of Dundee, or was a designee of a director, at the time of the issuance, except Mr. Gossett who is currently a director of Dundee but was not a director at the time of the issuance.

     As a condition to closing the Merger, Springs has required that Dundee take corporate action to assure that the shares of Dundee Common Stock issued during 1990-1994 were validly issued, fully paid and nonassessable and that no preemptive rights exist with respect to such issuances. Under the GBCC, such reissuances should have been but were not formally authorized or approved by the directors of Dundee, and such reissuances would have given rise to preemptive rights on the part of Dundee shareholders to purchase proportional amounts of such shares upon their reissuance, unless an exception to statutory preemptive rights was applicable.

     The Special Committee was authorized by the Board of Directors of Dundee to take certain action with respect to the Merger, including approval of certain matters in which directors of Dundee had an interest other than their interests as shareholders of Dundee generally. The Special Committee has reviewed and approved the terms and conditions associated with the issuances of Dundee Common Stock described above, has ratified these issuances, and has determined that, in the light of the circumstances prevailing at the time of such issuances, the transactions were fair to Dundee and constituted issuances as compensation to officers and employees of Dundee so as to qualify for a statutory exception to preemptive rights, if the holders of a majority of the shares of Dundee Common stock entitled to vote thereon approve or ratify the terms and conditions of such issuances. No member of the Special Committee received any shares in such issuances. The Special Committee unanimously recommends that Dundee shareholders vote FOR the approval and ratification of the terms and conditions of such issuances so as to establish that preemptive rights do not exist with respect thereto.

     Approval and ratification of the terms and conditions of such issuances will require the affirmative votes of a majority of the outstanding shares of Dundee Common Stock.

                DUNDEE COMMON STOCK PRICES AND DIVIDEND POLICIES

     Dundee is privately held and there is no established market for the Dundee Common Stock. In recent stock transactions, Dundee has purchased and sold shares of Dundee Common Stock for $1,650 per share. There can be no assurances, however, that Dundee would continue to purchase or sell shares at such price. As of March 1, 1995, there were approximately 290 holders of Dundee Common Stock. During the last two years, the Dundee Board of Directors has paid a dividend each quarter and at the end of the fiscal year, which have aggregated $30 per share in each fiscal year.

                         DUNDEE SELECTED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

     The selected financial information for Dundee for the periods presented are derived from the audited financial statements of Dundee except that the selected financial information as of December 31, 1993 and 1994 and for the four month periods then ended are derived from unaudited financial statements of Dundee. In the opinion of management, such unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of operations for the four month period ended December 31, 1994 are not necessarily indicative of Dundee's results of operations for the entire year. This information should be read in conjunction with "Dundee Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Dundee's financial statements and the related notes thereto included elsewhere in this Proxy Statement and Prospectus.

                                                                                             FOR OR AT THE
                              FOR OR AT THE END OF THE FISCAL YEARS ENDED AUGUST           FOUR MONTHS ENDED
                                                     31,                                     DECEMBER 31,
                             ----------------------------------------------------       -----------------------
                             1990(A)      1991       1992       1993       1994           1993           1994
                             --------   --------   --------   --------   --------       --------       --------
                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $223,455   $242,386   $247,728   $263,363   $266,814       $ 85,107       $ 90,363
Net income (loss)..........     9,697        134      6,452        870     (1,501)(b)       (241)(b)      1,065
Earnings (loss) per common
  share....................    203.66       2.80     137.50      18.60     (32.00)(b)      (5.14)(b)      22.77
Weighted average number of
  common shares............        48         48         47         47         47             47             47
Dividends per common
  share....................     30.00      30.00      30.00      30.00      30.00           4.00           4.00
BALANCE SHEET DATA:
Working capital............    80,199     79,293     93,085     88,424     82,728         84,864         81,251
Total assets...............   148,194    167,837    186,151    175,562    169,007        171,981        164,942
Total long-term debt
  (excluding current
  portion).................    13,060     26,615     42,670     28,670     23,715         24,670         19,715
Shareholders' equity.......   121,751    121,417    124,300    123,925    120,736        123,495        121,528

- ---------------

(a) Includes information as to certain acquisitions accounted for as purchases from the dates of acquisition in January 1990 and May 1990.
(b) Includes a charge of $0.2 million or $4.12 per share for the adoption of SFAS No. 109.

                 DUNDEE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

     Dundee was founded on February 11, 1888, as the Kincaid Manufacturing Company. The company was chartered under the laws of the State of Georgia as Georgia Cotton Mills in 1911, and on August 28, 1942, the company's charter was amended to change its name to Dundee Mills, Incorporated.

     The following discussion and analysis is intended to assist in understanding Dundee's results of operations and changes in financial position. This discussion should be read in conjunction with the information under "Dundee Selected Financial Data" and "Business of Dundee," as well as Dundee's financial statements, including notes thereto, included elsewhere in this Proxy Statement and Prospectus.

RESULTS OF OPERATIONS

  Four Months Ended December 31, 1994 Compared to Four Months Ended December 31, 1993.

     Net sales for the four months ended December 31, 1994 increased to $90.4 million, an increase of 6.2% compared to the same period during the prior year. Net sales in the towel division increased $3.1 million, or 5.5%, due primarily to higher average selling prices. Net sales in the baby products and healthcare division increased $1.4 million, or 5.3%, over the comparable period in fiscal 1993 due primarily to price increases. Net sales in the broadcloth fabric division increased $1.2 million, or 79.3%, over the comparable period in fiscal 1993 primarily because of a large one-time order. Management believes that the baby products and healthcare division will continue to realize increased net sales; however, unit sales in the towel division will probably not increase without additional expenditures for manufacturing equipment.

     Total gross profit was $13.1 million, or 14.5% of net sales, compared to $10.9 million, or 12.8% of net sales, during the same period in fiscal 1993. Gross profit increased principally in the towel division during the four months ended December 31, 1994 primarily because of decreased manufacturing costs and an increase in average selling prices compared to the same period in 1993.

     Selling, general and administrative expenses were $10.1 million, or 11.1% of net sales, compared to $9.2 million, or 10.8% of net sales, for the same period in fiscal 1993. The increase resulted primarily from higher expenditures relating to the development of management information systems ("MIS"), which are being developed both to control the flow of in-process production and to apply goods to customer orders. Further development of MIS capability has been curtailed pending consummation of the Merger. Following consummation of the Merger, additional costs may be incurred to integrate Dundee's data into Springs' reporting system.

     Profit before taxes was $1.8 million, or 2.0% of net sales, compared to a loss of $70,000, or 0.1% of net sales, for the same period during the prior year. Dundee's net income was $1.1 million compared to a loss of $241,000 for the same period during the prior year.

  Fiscal Year Ended August 31, 1994 Compared to Fiscal Year Ended August 31,
1993.

     Net sales increased 1.3% during fiscal 1994 to $266.8 million. Net sales in the towel division increased $12.5 million, or 7.8%, due primarily to expanded production capacity, and net sales in the baby products and healthcare division decreased $4.1 million, or 4.5%, primarily because of erosion of the market for cloth diapers. The broadcloth fabric division's net sales decreased $2.2 million, or 26.3%, primarily because of the loss of a major customer. Dundee's specialty fabrics division was discontinued in fiscal 1994, resulting in a decrease in net sales of $2.8 million.

     Total gross profit was $32.0 million, or 12.0% of net sales, compared to $34.8 million, or 13.2% of net sales, during fiscal 1993. Gross profit decreased primarily because Dundee reduced its average selling prices in the towel division in an effort to reduce inventory and sold increased amounts of towel division merchandise at close-out or off-quality prices. Gross profit in the broadcloth fabric division decreased in fiscal 1994 because of a decline in sales of broadcloth fabric. These decreases were partially offset by an increase in gross profit in the baby products and healthcare division primarily because of favorable purchases of raw materials.

     Selling, general and administrative expenses remained relatively flat at $29.8 million, or 11.2% of net sales, compared to $29.1 million, or 11.0% of net sales, in fiscal 1993. Interest expense decreased to $1.8 million from $2.3 million in fiscal 1993 as Dundee reduced its debt by $6.2 million to $31.9 million. The net loss before the cumulative effect of an accounting change was $1.3 million compared to net income of $870,000 for fiscal 1993. Effective September 1, 1993, Dundee adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this change in Dundee's method for accounting for income taxes was to increase the net loss in fiscal 1994 by $193,000 to $1.5 million.

  Fiscal Year Ended August 31, 1993 Compared to Fiscal Year Ended August 31,
1992.

     Net sales were $263.4 million in fiscal 1993, an increase of approximately 6.3% from net sales of $247.7 million in fiscal 1992. Increased production capacity enabled Dundee to increase net sales by $9.4 million, or 6.2%, in the towel division. Higher volume of shipments to customers enabled Dundee to increase net sales by $7.0 million, or 8.4%, in the baby products and healthcare division. Net sales of other products decreased by $727,000 in fiscal 1993.

     Total gross profit decreased to $34.8 million, or 13.2% of net sales, in fiscal 1993 from $43.2 million, or 17.5% of net sales, in fiscal 1992. The decrease in total gross profit reflects a decrease in gross profit in the towel division resulting primarily from retailer demand for darker shades of towels requiring more dye, and for quicker delivery of smaller cartons requiring more handling. In addition, in the baby products and healthcare division, gross profit decreased in fiscal 1993 due primarily to competitive pricing pressures.

     Selling, general and administrative expenses were $29.1 million, or 11.0% of net sales, in fiscal 1993 compared to $27.5 million, or 11.1% of net sales, in fiscal 1992. The higher expenses in fiscal 1993 resulted primarily from an increase in MIS development expenditures aimed at improving Dundee's forecasting and scheduling systems.

     Profit before income taxes was $1.5 million, or 0.6% of net sales, a decrease of approximately $8.9 million, or 85.5%, compared to $10.4 million, or 4.2% of net sales, in fiscal 1992. Net income was $870,000, or 0.3% of net sales, in fiscal 1993 compared to $6.5 million, or 2.6% of net sales, in fiscal 1992.

  Liquidity and Capital Resources

     Net cash provided by operating activities for the fiscal years ended August 31, 1994, 1993, and 1992 totaled $19.8 million, $15.1 million, and $7.2 million, respectively. Net cash provided by operating activities during the four months ended December 31, 1994, and December 31, 1993, amounted to $2.6 million and $6.0 million, respectively.

     In fiscal 1994, Dundee created a model inventory target that called for reducing inventory levels from the prior fiscal year. The target accounted for desired customer service levels, replenishment cycles, and financial resources committed to inventory. Dundee reached this target in fiscal 1994.

     Due to the seasonality of Dundee's business, which results in decreased order volume in the second fiscal quarter, December 31 inventories are typically higher than August 31 inventories.

     Dundee finances its capital requirements through an unsecured revolving bank line of credit. Dundee also has been able to obtain funding for major expenditures through industrial revenue bonds, which are issued by local development authorities. The industrial revenue bonds bear interest at a floating rate, which averaged 4.05% at March 1, 1995.

     During fiscal 1994, Dundee issued two new series of industrial revenue bonds aggregating $10.3 million, which effectively refinanced two series of bonds issued in 1990. At August 31, 1994, Dundee had outstanding letters of credit from a bank totaling $12.1 million relating to industrial revenue bonds and had pledged land, buildings and equipment with a net book value of approximately $10.9 million as collateral.

     The revolving line of credit provides Dundee with unsecured borrowing capacity of up to $25 million. At March 1, 1995, the outstanding borrowings under this line were approximately $18 million. Pursuant to an interest rate swap agreement, the interest rate on borrowings up to $16 million under the line of credit is effectively fixed at 6.1% and the interest rate on borrowings in excess of $16 million is LIBOR plus 0.35%, which was 6.475% at March 1, 1995. Dundee is required to make quarterly payments to its lender of a 1/4% annual commitment fee on the average unused amount of the commitment. Dundee's management believes that Dundee's available borrowings and future cash flows from operating activities will be sufficient to fund its future cash needs.

     Expenditures for the purchases of property and equipment in fiscal years 1994, 1993, and 1992 were $8.1 million, $3.4 million, and $18.4 million, respectively. In fiscal 1992, 84.5% of Dundee's total capital expenditures were made to purchase land, complete construction and begin production at the Hartwell Finishing Plant. In 1994, of the $8.1 million spent on property, plant, and equipment, over 50% was spent to provide new finishing equipment at the Lowell Bleachery and to augment the spinning equipment at the Hartwell Manufacturing Plant. Dundee has planned capital expenditures of $3.8 million for fiscal 1995, approximately 25% of which is for projects designed to allow Dundee to more efficiently utilize utilities and assist in meeting environmental compliance schedules.

SEASONALITY

     Dundee's sales are affected by the seasonal nature of the business of its primary customers who are in retail sales and the hospitality industry. Accordingly, Dundee experiences its highest levels of cash flow during its first quarter, when retailers are preparing for holiday sales. Dundee's lowest cash flow levels generally occur during its second fiscal quarter, when retailers clear inventory and recreational travel is down.

COST OF RAW MATERIAL

     Dundee's financial performance is closely tied to the cost of raw materials, primarily cotton. Competitive pressures have limited and may in the future limit the ability of Dundee to raise prices to reflect the increased cost of raw materials. Dundee enters into forward contracts with cotton merchants to purchase cotton at specified prices for future delivery. Dundee takes these fixed prices into account in determining its pricing for finished products. Dundee does not hedge its cost of cotton through purchasing futures or options in the commodities market.

                              BUSINESS OF SPRINGS

     Springs began its operations in 1888 and is a diversified home furnishings and textile manufacturer and finisher operating 39 manufacturing facilities in nine U.S. states. Springs also has minority interests in industrial fabrics businesses in Europe and Asia. Twenty-four manufacturing facilities are located in South Carolina, where Springs is the state's largest manufacturing employer. Four manufacturing facilities are located in North Carolina, three in Georgia, two each in Alabama and California, and one each in Pennsylvania, Tennessee, Wisconsin and Nevada. Sales, distribution and administrative offices are located throughout the U.S. and Canada. Springs employs approximately 20,100 people.

     The textile manufacturing industry in the United States has, in recent years, undergone a series of corporate restructurings and consolidations. Through both internal development and acquisitions of complementary businesses, Springs has emerged as one of the most significant textile manufacturers in the United States. Among the factors contributing to Springs' industry position are its highly automated manufacturing facilities, its well known brands and its commitment to fashion design and diverse product offerings in the home furnishings field.

     Springs' operations are conducted in two segments: home furnishings and specialty fabrics.

HOME FURNISHINGS

     Home furnishings is the larger segment of Springs' business, with sales of $1.460 billion in 1994 and operating income of $97.5 million. In the home furnishings segment, Springs manufactures, purchases for resale and markets finished products, including sheets, pillowcases, bedspreads, comforters, shower curtains, bath rugs and other bath products and juvenile novelties. Also in this segment, Springs manufactures, purchases for resale and markets decorative window products, including drapery hardware, vertical and horizontal blinds and pleated and other window shades.

     Springs' bedding and bath products are sold to a wide range of customers and are varied in design, styling and color to appeal to a broad spectrum of consumers. Springs' Wamsutta(R) bed and bath products are targeted to the premium segment of the market. Springmaid(R) sheets and related bed and bath fashions are aimed at the middle to upper range of the consumer market and are sold primarily to major department and specialty stores. Springs markets bed and bath products under many license agreements, including licenses with The Walt Disney Company, Bill Blass, Ltd., and Liz Claiborne, Inc. Springs' Performance(TM) brand bed and bath products are sold primarily to mass merchants and to catalog operations.

     During 1992, the Company acquired the marketing and distribution operations of C.S. Brooks Canada, Inc. and the Griffiths-Kerr division of Finlayson Enterprises, Ltd., both located in Canada, in a continuing effort to better serve Canadian home furnishings customers and to expand the Company's presence in the Canadian market. The Company markets bed and bath products in Canada under the trademarks Wabasso(R) and Texmade(R) in addition to its U.S. brand names.

     Springs' Bath Fashions Division offers a wide range of bath products. These products include tufted bath rugs, shower curtains, towels and other bath accessories.

     Springs' Window Fashions Division manufactures and markets drapery hardware and window treatment products. Drapery hardware is marketed under the Graber(R) trademark, and vertical and horizontal blinds are marketed under the Graber(R) and Bali(R) trademarks. Pleated shades are marketed under the FashionPleat(R) and CrystalPleat(R) trademarks. Private labels also are used for all products.

     Springs recently announced the execution of a letter of intent with Dawson Home Fashions, Inc. ("Dawson") providing for the cash purchase by Springs of substantially all of Dawson's assets. Dawson, based in New York City, is a major producer and marketer of shower curtains, coordinated accessories and other bath products and has annual sales of approximately $90 million.

SPECIALTY FABRICS

     The specialty fabrics segment manufactures, finishes, purchases for resale and markets a wide variety of fabrics, with sales of $608.8 million in 1994 and operating income of $38.3 million. Specialty fabrics products include finished fabrics for industrial, apparel and specialty end uses.

     Springs' subsidiary, Clark-Schwebel, Inc., is the world's leading producer of woven fiber glass fabrics and also manufactures fabrics made from Kevlar(R) yarn. Customers of Clark-Schwebel, Inc. include producers of electronic circuit boards, aircraft, boats and protective apparel such as anti-ballistic vests and helmets.

     The specialty fabrics segment produces and markets other finished fabrics in a broad range of colors, weights, fibers, finishes and printed designs and sells them principally to manufacturers of apparel and decorative home furnishings, and to retailers of home sewing fabrics under the trademarks Springmaid(R), Wamsutta(R) and Ultrasuede(R) and under private labels. This segment also produces and sells protective and fire retardant fabrics for industrial and commercial applications and manufactures and markets solid color and printed fabric for wall panels and furniture fabrics for the office furnishings market.

RECENT OPERATING RESULTS

     For the quarter ended April 1, 1995, Springs' net sales were $483.1 million, down slightly from net sales of $485.2 million in the comparable quarter of 1994. Excluding net sales attributable to Springs' former subsidiary Clark-Schwebel Distribution Corp., which was sold by Springs in June 1994, first quarter net sales were up 4% from the first quarter of 1994. Net income for the first quarter of 1995 increased 70% to $9.9 million, as compared with net income of $5.8 million for the first quarter of 1994. Net income per share for the 1995 quarter increased 67% to $0.55 per share, as compared with $0.33 per share for the 1994 quarter. Consolidated operating income was $23.1 million for the first quarter of 1995, an increase of 26% over the first quarter of 1994. This growth in operating income was attributable primarily to sales growth and improved margins in Springs' home furnishings segment. In view of recent upward trends in the costs of raw materials, Springs expects its earnings to grow at a more moderate pace during the second quarter of 1995.

                               BUSINESS OF DUNDEE

     Dundee is a leading manufacturer of towels, infant and toddler bedding, knitted infant apparel and healthcare products. The business of Dundee is divided into three primary divisions: terry towel products, baby and healthcare products, and broadcloth fabric. The principal executive offices of Dundee are located at 301 Railroad Avenue, Griffin, Georgia, 30224.

TOWELS

     Sales of Dundee's towel division comprise approximately two thirds of the company's total sales and approximately 14% of the towels sold in the United States. The division is divided into two groups, retail towels and institutional towels. The towel division of Dundee is vertically integrated.

     Retail. Dundee manufactures solid color, embellished and printed towels that are sold in the middle to upper middle price range. The towels are sold directly to major department stores and mass merchandisers throughout the United States.

     Institutional. This group sells towels to institutional customers, primarily in the hospitality and healthcare industries, and traditionally has been Dundee's strongest. Dundee holds approximately 40% of the domestic market for sales to hotels, motels, hospitals and convalescent homes. Sales to institutional customers are made through distributors.

BABY PRODUCTS/HEALTHCARE

     The baby products/healthcare division produces approximately 30% of Dundee's sales through the manufacture of infant and toddler bedding and the manufacture of infant apparel, diapers and bibs and similar products for incontinent adults.

     Baby Products. Dundee manufactures bedding, diapers and knitted apparel products for infants and toddlers. The baby products group of the company purchases unfinished fabrics from which it produces sheets, comforters, dust ruffles, bumper pads and receiving blankets for infants. Additionally, Dundee purchases yarn to knit undershirts, caps, booties and gowns for infants. Approximately 80% of these baby products are sold to ten customers, which are mass merchandisers. Sales of baby products are approximately 85% of Dundee's sales in the baby products/healthcare division.

     Important to the baby products group are license agreements with The Walt Disney Company that grant Dundee the non-exclusive right to use Disney characters with both its infant and toddler bedding and apparel products. Dundee holds licenses to distribute these products in the United States, Central America, Mexico and Singapore. Sales of products using Disney characters comprise approximately 28% of Dundee's sales of baby products.

     Healthcare. Adult incontinent products, such as adult diapers, bibs and draw sheets, are sold through distributors to institutional customers, which are primarily hospitals and convalescent homes.

BROADCLOTH FABRIC

     Broadcloth fabric is manufactured at the company's plant in Dadeville, Alabama. Broadcloth fabric is used in food distribution and as backing for upholstery and other fabric. This product is sold by an independent sales agent of Dundee. Sales of broadcloth fabric are approximately 2% of the Company's total sales.

ORGANIZATION AND EMPLOYEES

     Dundee employed approximately 3,740 employees at March 1, 1995, approximately 2,100 of whom are located in Griffin, Georgia. Eighteen of these employees, located throughout the United States and in Canada, comprise Dundee's sales and merchandising group, which is headquartered in New York City. Each sales and merchandising representative concentrates on a specific product division of Dundee. The employees are not represented by a collective bargaining unit. Management of Dundee considers relations with its employees to be good.

PROPERTIES

     Dundee owns 13 manufacturing plants in Georgia, six of which are located in Griffin, and one in Alabama. These facilities range in size from approximately 19,000 to 670,000 square feet. Additionally, Dundee leases 13 properties which are used for office space for sales representatives, warehouse storage and outlet stores. These properties are leased generally for terms of two to ten years, with varying renewal options.

                 SPRINGS MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     Springs' 1994 Annual Report on Form 10-K, which is incorporated herein by reference, including information incorporated in the Form 10-K by reference to Springs' Proxy Statement for its 1995 annual meeting, contains information about Springs' directors and executive officers, their business history, stock ownership, compensation and direct or indirect interests in certain transactions with Springs, information about the principal holders of Springs Class A Stock and Springs Class B Stock and additional financial information not contained in this Proxy and Registration Statement.

                   DUNDEE VOTING STOCK AND PRINCIPAL HOLDERS

     The following table sets forth, as of March 1, 1995, certain information with respect to ownership of the outstanding Dundee Common Stock, by (i) all persons known by Dundee to own beneficially more than 5% of the outstanding Dundee Common Stock, (ii) each director of Dundee, (iii) each executive officer of Dundee, and (iv) all directors and executive officers of Dundee, as a group.

                          NAME OF                             SHARES OF DUNDEE COMMON         PERCENT
                    BENEFICIAL OWNER                        STOCK BENEFICIALLY OWNED(A)       OF CLASS
- --------------------------------------------------------    ---------------------------       --------
Trust Company Bank(b)...................................                5,624                   12.0
  Trust and Investment Services
  P.O. Box 4655
  Atlanta, GA 30302
The Newton Family Partnership...........................                3,828                    8.2
  c/o John T. Newton
  Dundee Mills, Incorporated
  301 Railroad Avenue
  Griffin, GA 30224
435 Associates, Ltd.(c).................................                3,149                    6.7
  c/o Harvey M. Cheatham
  P.O. Box 88185
  Atlanta, GA 30356
Kendall J. Zeliff, Jr.(d)...............................                2,380                    5.1
  1100 Peachtree Street, NE
  Suite 2050
  Atlanta, GA 30309
DIRECTORS:
Harvey M. Cheatham(e)...................................                3,712                    7.9
  P.O. Box 88185
  Atlanta, GA 30356
John T. Newton(f).......................................                4,326                    9.3
  Dundee Mills, Incorporated
  301 Railroad Avenue
  Griffin, GA 30224
J. Gilliam Cheatham(g)..................................                1,435                    3.1
David G. Newton(h)......................................                1,340                    2.9
J. Henry Walker, III....................................                  506                    1.1
R. Wayne Boyd...........................................                  185                   *
Howard B. Gossett, Jr...................................                   49                   *
EXECUTIVE OFFICERS:
Douglas R. Tingle(i)....................................                  216                   *
M. J. Yates(j)..........................................                   90                   *
V. Larry Perkins........................................                   85                   *
All executive officers and directors as a group (10
  persons)..............................................               11,944                   25.6

- ---------------

  * Less than 1%
(a) Unless otherwise indicated, the named beneficial owner has sole voting power and investment power with respect to all shares of Dundee Common Stock listed.
(b) Includes an aggregate of 4,416 shares as to which Trust Company Bank has sole voting and investment power under the terms of five separate trusts, wills and agreements, and an aggregate of 1,208 shares as to which Trust Company Bank has shared investment power under the terms of four separate trusts and wills.
(c) Harvey M. Chatham, who serves as a member of the Board of Directors of Dundee, has sole voting and investment power over these shares.
(d) Mr. Zeliff has sole voting and investment power over such shares as trustee under nine separate trusts.
(e) Includes 313 shares owned by a partnership in which Harvey M. Cheatham has shared voting and investment power and 3,149 shares owned by 435
    Associates, Ltd. in which he has sole voting and investment power.
(f) Includes 3,828 shares owned by The Newton Family Partnership, in which John
    T. Newton has shared voting power and investment power, and 173 shares owned by his wife.
(g) Includes 615 shares owned by J. Gilliam Cheatham as custodian for his children.
(h) Includes 1,150 shares owned by a trust under which David G. Newton has shared voting and investment power and 50 shares owned by him as custodian for his niece and nephew.
(i) Includes 6 shares owned by Douglas R. Tingle as custodian for his children.
(j) Includes 25 shares owned by M. J. Yates' wife.

            COMPARISON OF RIGHTS OF HOLDERS OF SPRINGS CLASS A STOCK
                       AND HOLDERS OF DUNDEE COMMON STOCK

     The following summary compares certain rights of Dundee shareholders under the Georgia Business Corporation Code (the "GBCC") and Dundee's Articles of Incorporation and Bylaws with the rights of Springs shareholders under the South Carolina Business Corporation Act ("SCBCA") and the Springs Articles of Incorporation and Bylaws.

     Dundee is incorporated under the laws of the State of Georgia. Springs is incorporated under the laws of the State of South Carolina. Both Georgia and South Carolina have adopted a form of the Revised Model Business Corporation Act, and as a result the corporate codes of both states are similar in many respects. Dundee shareholders, whose rights as shareholders are currently governed by Georgia law and Dundee's Articles of Incorporation and Bylaws, will become, upon consummation of the Merger and to the extent they receive shares of Springs Class A Stock (referred to in this section as "Class A Stock"), shareholders of Springs, and their rights will be governed by South Carolina law and Springs' Articles of Incorporation and Bylaws.

     The following summary does not purport to be a complete statement of the rights of Springs shareholders under the SCBCA and Springs' Articles of Incorporation and Bylaws as compared to the rights of Dundee shareholders under Dundee's Articles of Incorporation and Bylaws and the GBCC, to which shareholders are referred.

VOTING RIGHTS

     Under Springs' Articles of Incorporation, every holder of Class A Stock is entitled to one vote, in person or by proxy, for each share held of record, with cumulative voting rights in the election of directors. Holders of Springs voting preferred stock, if any, are also entitled to one vote per share. Holders of Springs Class B Stock (referred to in this section as "Class B Stock") are entitled to four votes per share with cumulative voting rights, except that in certain circumstances the voting power of the Class B Stock is reduced. Such circumstances include (a) votes with respect to business combinations involving a person or entity controlling or under common control with Springs, in which event Class B Stock is entitled to only one vote per share, and (b) amendments to Springs' Articles of Incorporation that would (i) increase or decrease the number of authorized shares or the par value of Class A or Class B Stock; (ii) adversely alter or change the powers, preferences, relative voting power or special rights of Class A or Class B Stock; or (iii) require class voting under the SCBCA, in which event the affirmative vote of the holders of the affected class, voting separately as a class, is required to approve the amendment.

     Springs' Articles of Incorporation provide for cumulative voting with respect to the election of directors. Cumulative voting in the election of directors permits a shareholder to cast the number of votes equal to the number of votes per share (one as to Class A Stock and four as to Class B Stock) times the number of his shares, multiplied by the number of directors to be elected. A shareholder may give one nominee all of these votes or may distribute the votes among the nominees as he desires. Under Springs' Bylaws, a director cannot be removed from office by the shareholders if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors or of the class of directors of which he is a part.

     Dundee's Articles of Incorporation provide for a single class of common stock, Dundee Common Stock, holders of which are entitled under the GBCC to one vote per share. Preferred stock is also authorized under Dundee's Articles of Incorporation, having no voting rights except upon Dundee's failure to pay dividends or if Dundee's current liabilities exceed 90% of its commercial assets.

LIABILITY OF DIRECTORS

     Both the GBCC and the SCBCA allow a corporation to limit the personal liability of directors with certain exceptions. Springs' Articles of Incorporation provide that no director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless and to the extent that such elimination or limitation of personal liability is prohibited by the laws of the State of South Carolina. Under South Carolina law, such limitation does not eliminate or limit the liability of a director of Springs for (a) misappropriation of business opportunities; (b) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law; (c) unlawful payment of a dividend or an unlawful stock purchase or redemption; or
(d) any transaction involving improper personal benefits to the director.

     Although permitted by the GBCC, Dundee's Articles of Incorporation do not attempt to limit the personal liability of its directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under the SCBCA, a corporation may indemnify its officers, directors, employees and agents, and in certain circumstances, must indemnify its officers and directors, made party to a proceeding against liability incurred in the proceeding if the person: (a) conducted himself in good faith; (b) reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest and, in all other cases, that his conduct was at least not opposed to its best interest; and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A South Carolina corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under the SCBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Springs' Bylaws contain provisions for the indemnification of Springs' officers and directors to the fullest extent provided by the SCBCA. Springs' Bylaws also permit Springs to indemnify, or advance expenses in connection with a proceeding that may be the subject of indemnification to, a non-officer or non-director agent or employee of Springs to the extent and on such terms as the Board of Directors of Springs determines from time to time.

     The GBCC permits a corporation to indemnify directors and officers in substantially the same way as the SCBCA. Pursuant to the GBCC, Dundee's Bylaws provide for indemnification of directors and officers to the fullest extent permitted by the GBCC.

DIRECTORS

     Springs' Bylaws provide for a Board of Directors consisting of a minimum of three and a maximum of fifteen directors, the exact number being fixed and determined from time to time by the Board or by resolution of the shareholders. Directors are elected at the annual meeting of shareholders and serve until the next annual meeting or any special meeting of the shareholders called earlier for the purpose of electing directors, or, if earlier, upon the director's death, resignation or removal. Directors can be removed from office only by a vote of the shareholders. As explained above under "-- Voting Rights," Springs' Articles of Incorporation provide for cumulative voting.

     Dundee's Bylaws provide for a Board of Directors consisting of a minimum of seven and a maximum of eleven directors. The number of directors is to be fixed by the shareholders at each annual meeting. Dundee's Articles of Incorporation do not provide for cumulative voting with respect to the election of directors.

     Any vacancy on Springs' Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders at an annual meeting or a special meeting called for that purpose or by a majority of the remaining directors, even if the directors remaining in office constitute less than a quorum of the Board. A director so elected serves until the next annual meeting of the shareholders or any special meeting called for the purpose of electing directors, or until his earlier death, resignation or removal. Any vacancy on Dundee's Board of Directors may only be filled by the remaining directors, and the director so elected serves for the unexpired term.

DIVIDENDS AND DISTRIBUTIONS

     Unless provided otherwise by its Articles of Incorporation, a South Carolina corporation or a Georgia corporation may pay dividends or make other distributions with respect to its shares if after the dividend or distribution the corporation has the ability to pay its debts as they become due and has net assets in excess of all senior claims upon dissolution. Dundee's Articles of Incorporation do not limit its ability to pay dividends or make other distributions on common stock except that outstanding preferred stock, if any, has a preference as to dividends.

     Springs' Articles of Incorporation provide that each share of Springs Class A Stock and Springs Class B Stock is equal with respect to rights to distributions (including dividend distributions) other than cash dividends and dividends or other distributions payable in Springs stock. If cash dividends are declared by Springs' Board of Directors on Springs Class B Stock, Springs must declare dividends on each share of Springs Class A Stock in an amount equal to at least 110% of the per share amount declared on each share of Springs Class B Stock. In the event of a dividend or other distribution payable in Springs stock, only shares of Class A Stock can be distributed with respect to Class A Stock and only shares of Class B Stock can be distributed with respect to Class B Stock. Payment of dividends on both Springs Class A Stock and Springs Class B Stock is subject to the dividend preference of outstanding preferred stock, if any.

SPECIAL SHAREHOLDER MEETINGS; ACTION WITHOUT A MEETING

     As permitted by South Carolina law, Springs' Bylaws provide that a special meeting of shareholders may be called by the Board of Directors, the Chairman of the Board, or upon the written request of the holders of at least 10% of the outstanding votes entitled to be cast on the issue to be considered at the special meeting. Springs' Bylaws require that written notice of the date, time, place and purpose of any special meeting be given to shareholders.

     Georgia law provides that a special meeting of shareholders of a corporation with more than 100 shareholders of record may be called by the Board of Directors or any person authorized to do so by the Articles of Incorporation or Bylaws, and a meeting must be called by the corporation upon the written request of the holders of at least 25% (or any greater or lesser percentage as may be provided in the articles of incorporation or bylaws) of the outstanding shares entitled to vote on the issue to be considered at the special meeting. Dundee's Bylaws provide that a special meeting may be called by the written request of the holders of at least 25% of the outstanding shares of Dundee Common Stock and by the Board of Directors, the Chairman of the Board or the President. Dundee's Bylaws require that written notice of the time, place and object of all special meetings be given to shareholders.

     Under both Georgia and South Carolina law, shareholders may act without a meeting by unanimous written consent.

PREEMPTIVE RIGHTS

     Under the SCBCA, shareholders of a South Carolina corporation have a preemptive right to acquire proportional amounts of the corporation's unissued shares except to the extent the corporation's Articles of Incorporation otherwise provide. Springs' Articles of Incorporation provide that holders of shares of stock of any class or series are not entitled to any preemptive rights to subscribe for, or purchase, any shares of stock of any class or series, or any bond, debentures or other securities of Springs.

     Under the GBCC, so long as Dundee's Articles of Incorporation do not contain a provision negating preemptive rights, Dundee shareholders have preemptive rights to acquire proportional amounts of Dundee's unissued or treasury shares upon the decision of the Board of Directors to issue them. No preemptive rights would exist, however, under the GBCC as to (a) shares issued as a share dividend, (b) fractional shares, (c) shares issued to effect a merger or share exchange, (d) shares issued as compensation (or to satisfy conversion or option rights created to provide compensation) to directors, officers, agents or employees of Dundee upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, (e) shares issued under bankruptcy reorganization, (f) shares sold otherwise than for money, if deemed by the Board of Directors in good faith to be advantageous to Dundee's business, or (g) shares released from preemptive rights by waiver by the Dundee shareholders.

SHAREHOLDER INSPECTION RIGHTS

     Under both the SCBCA and the GBCC, any shareholder may inspect and copy certain corporate records regardless of the shareholder's purpose, and may also inspect and copy the corporation's accounting records, the record of shareholders, excerpts from meetings of the Board of Directors (or any committee thereof), minutes of shareholder meetings, and any action taken by the Board of Directors or shareholders by written consent, if the shareholder's demand is made in good faith and for a proper purpose; provided, however, that such rights may be limited by a Georgia corporation for shareholders owning 2% or less of the outstanding shares. The SCBCA also allows shareholders holding at least one percent of any class of shares to conduct an inspection of a corporation's tax returns.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     Under South Carolina law generally, an amendment to a corporation's articles of incorporation must be approved by: (a) two-thirds of the votes entitled to be cast on the amendment, regardless of the class or voting group to which the shares belong, and (b) two-thirds of the votes entitled to be cast on the amendment within each voting group entitled to vote as a separate voting group on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate voting group (if shareholder voting is otherwise required under the SCBCA) on a proposed amendment to Springs' Articles of Incorporation if the amendment would result in certain fundamental changes to the rights and preferences of that class. However, under Springs' Articles of Incorporation, provisions in Springs' Articles of Incorporation relating to special voting requirements for certain business combinations may be amended only upon the vote of at least 75% of the outstanding shares entitled to vote, voting together as a single class.

     Both South Carolina law and Georgia law permit the following provisions of a corporation's articles of incorporation to be amended by action of the Board of Directors without shareholder approval: (a) changes in the issued and unissued shares of an outstanding class of shares into a greater number of whole shares, if the corporation has only that class of shares outstanding, (b) minor changes to the corporate name and (c) certain minor technical amendments.

     A South Carolina corporation's board of directors may amend the corporation's bylaws unless the articles of incorporation or bylaws reserve the power to the shareholders and except that certain types of provisions may be amended or repealed only by the shareholders under South Carolina law. Springs' Bylaws permit amendment of the Bylaws by either the shareholders or the Board of Directors.

     Under Georgia law generally, an amendment to a corporation's articles of incorporation must be approved by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Classes of shares are entitled to vote as groups under substantially the same circumstances as under South Carolina law. As permitted by Georgia law, Dundee's Bylaws may only be amended or added to at any regular or special meeting of shareholders by a vote of two-thirds of the stock represented at the meeting.

APPRAISAL RIGHTS

     Under the SCBCA, shareholders who comply with the procedures for enforcing appraisal rights may exercise such rights, under certain circumstances, upon the merger of a corporation, the consummation of a plan of share exchange to which the corporation is the acquired party, the sale or other disposition of all or substantially all of the corporation's assets other than in the usual and regular course of business, upon certain fundamental amendments to the articles of incorporation, the approval of a control share acquisition, and as provided by the articles of incorporation, bylaws or resolution of the board of directors.

     Under the GBCC as applicable to Dundee, shareholders who comply with the procedures for enforcing appraisal rights may exercise such rights, under certain circumstances, upon the merger of a corporation, the consummation of a plan of share exchange to which the corporation is the acquired party, the sale or other disposition of all or substantially all the corporation's assets, upon certain fundamental amendments to the articles of incorporation, and as provided by the articles of incorporation, bylaws or resolution of the board of directors.

ANTI-TAKEOVER PROVISIONS

     Springs' Articles of Incorporation and South Carolina law have implemented certain measures which could have the effect of discouraging takeover attempts not supported by Springs' Board of Directors. These provisions are discussed below.

     A special vote of Springs' shareholders is required to approve certain mergers, consolidations, sales of assets and other transactions with any Interested Shareholder (as defined below) or any Affiliate (as defined in Rule 12b-2 of the Exchange Act) of any Interested Shareholder. Such a "business combination" may only be consummated if either (a) such business combination is approved by the affirmative vote of holders of at least 75% of the voting power of Springs' outstanding voting stock, (b) such business combination has been approved by a majority of the Continuing Directors (as defined below) then in office or (c) all provisions of the "fair market value" provision set forth in
Article 7(c) of Springs' Articles of Incorporation have been met. An "Interested Shareholder" means any person (other than Springs or any subsidiary of Springs) who (i) is the beneficial owner of more than 10% of the voting stock of Springs,
(ii) is an Affiliate of Springs and at any time within two years prior to the date in question beneficially owned Springs voting stock having 10% or more of the voting power of all then outstanding voting stock, or (iii) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act. "Continuing Director" means any member of the Board of Directors who (i) was a member of the Board of Directors on March 1, 1987, (ii) is unaffiliated with the Interested Shareholder in question and who was a member of the Board of Directors prior to the time that such Interested Shareholder became an Interested Shareholder, and (iii) was nominated or elected by a majority of Continuing Directors then on the Board of Directors. These special voting requirements are designed to give minority shareholders a voice in approving any merger or similar transaction following a takeover or change in control. This right may be taken into account by shareholders in acting upon a tender offer, and it may discourage unfriendly takeovers and make more difficult the removal of management.

     South Carolina law contains additional provisions that are similar to (but differ in some respects from) the special voting requirements for certain business combinations in Springs' Articles of Incorporation. These provisions impose super majority voting requirements or a fair pricing procedure for certain business combinations with a 10% or greater shareholder unless a "fair price" is met and also contain provisions restricting the voting rights of persons who, through certain acquisitions ("control share acquisitions"), are able to exercise control over certain South Carolina corporations. A South Carolina corporation must specifically elect, through an amendment to its Bylaws or Articles of Incorporation, not to be governed by these provisions. Springs has not made such an election with respect to either the fair price or the control share acquisition provisions of South Carolina law, and thus both apply to Springs.

     Georgia law also contains certain elective provisions that are similar to (but differ in some respects from) the special voting requirements for certain business combinations in Springs' Articles of Incorporation, and which impose additional restrictions on a corporation's ability to engage in a business combination with a substantial shareholder. These provisions do not apply to a Georgia corporation unless it has affirmatively elected to be subject to them in its articles of incorporation or bylaws. Dundee has not elected to be subject to these provisions.

SHAREHOLDER APPROVAL OF MERGERS AND ASSET SALES

     In general, unless the articles of incorporation require a greater or smaller vote (in no event less than a majority) or the board of directors requires a greater vote, the SCBCA requires a merger of a South Carolina corporation to be approved by two-thirds of the total votes entitled to be cast and two-thirds of the votes within any separate class or other voting group that is entitled to vote separately on the matter.

     Unless the articles of incorporation specify otherwise, however, the board of directors does not need to submit a plan of merger to the shareholders of the surviving corporation if: (a) the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from its articles of incorporation before the merger, (b) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger, (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (d) the number of shares that entitle their holders to participate without limitation in distributions ("participating shares") outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger.

     In general, unless the articles of incorporation, bylaws, or the board of directors requires a greater vote, the GBCC requires a merger of a Georgia corporation to be approved by the holders of a majority of (a) all votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group, and (b) all votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group pursuant to the corporation's articles of incorporation.

     Under Georgia law, unless the articles of incorporation specify otherwise, the board of directors need not submit a plan of merger to the shareholders of the surviving corporation if (a) the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from its articles before the merger, (b) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger, and (c) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

                             SPRINGS CAPITAL STOCK

     The authorized capital stock of Springs consists of 40,000,000 shares of Class A Common Stock, $.25 par value (referred to in this section as "Class A Stock"), 20,000,000 shares of Class B Common Stock, $.25 par value (referred to in this section as "Class B Stock") and 1,000,000 shares of Voting Preferred Stock, $1.00 par value (of which no shares have been issued or are outstanding). A total of 9,772,307 shares of Class A Stock and 7,830,375 shares of Class B Stock were outstanding on March 6, 1995. Substantially all of the shares of Class B Stock are held by Anne Springs Close, members of her family (including two of her children, Crandall Close Bowles and Leroy S. Close, who are directors of Springs) and certain of their affiliates and related parties. The shares of Class B Stock held by the Close family and their affiliates and related parties represented approximately 75.3% of the voting power of all Springs voting securities outstanding as of March 6, 1995, subject to the limitations with respect to the voting rights of Class B Stock discussed below.

VOTING RIGHTS

     Holders of Class A Stock are entitled to cast one vote for each share held in matters upon which shareholders are entitled to vote. Holders of Class B Stock are entitled to cast four votes for each share held in all matters upon which shareholders are entitled to vote, except that with respect to shareholder approval of a "Business Combination," as defined in Article 7 of Springs' Articles of Incorporation, involving an "Interested Shareholder," as defined in
Article 7, or a person or entity controlling or under common control with an Interested Shareholder, holders of Class B Stock are entitled to cast only one vote per share. Any such Business Combination must be approved by the affirmative vote of the holders of at least 75% of Springs outstanding voting stock.

     Holders of Class A Stock and Class B Stock also have cumulative voting rights in the election of directors. Cumulative voting in the election of directors would permit a shareholder to cast a number of votes equal to the number of votes per share (one as to Class A Stock and four as to Class B Stock) times the number of his shares, multiplied by the number of directors to be elected. A shareholder may give one nominee all of these votes or may distribute the votes among the nominees as he desires.

     Both classes vote together on all matters as a single class, except with respect to (a) any amendment to Springs' Articles of Incorporation adversely changing the powers, preferences or special rights of a class, which would require the separate approval of a majority of the votes of the class affected as well as the approval of two-thirds of the votes of both classes voting together, and (b) such other matters as may require class voting under the South Carolina Business Corporation Act.

     Under a South Carolina statute regulating control share acquisitions, a person who acquires shares under certain circumstances in certain South Carolina corporations (including Springs), which, when aggregated with all other shares with respect to which such person has voting control, would result in such person having voting control over the stock of such corporation within certain ranges (one-fifth to one-third, one-third to a majority or a majority or more) (a "control share acquisition"), will not be able to vote any of such shares unless and until voting rights have been granted by resolution adopted by majority vote of the disinterested shareholders. If such voting rights are granted and the acquiring shareholder thereby holds a majority of voting power for the election of directors, all other shareholders have dissenters' rights to receive "fair value" for their shares, which shall not be less that the highest price per share paid by the acquiring shareholder for the shares in the control share acquisition.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Each share of Class A Stock and Class B Stock is equal in respect to rights to distributions (including dividend distributions) in stock or property (other than cash) of Springs. In the case of cash dividends, other than distributions upon liquidation of Springs, the Board of Directors must declare dividends on each share of Class A Stock of at least 110% of the amount, if any, declared per share of Class B Stock. The Board of Directors, however, is not obligated to declare any dividends on Class A Stock or Class B Stock. Dividends payable on Class A Stock and Class B Stock will depend upon the earnings of Springs, its financial condition and other relevant factors. Neither Class A Stock nor Class B Stock has any cumulative dividend rights. Each class has the same rights regarding distributions upon liquidation of Springs.

     In the case of stock dividends, or other distributions payable on Class A Stock and Class B Stock in capital stock of Springs, including distributions pursuant to stock splits or divisions of Class A Stock or Class B Stock, only Class A Stock will be distributed with respect to Class A Stock and only Class B Stock will be distributed with respect to Class B Stock. Neither Class A Stock nor Class B Stock will be split, divided or combined, nor may stock dividends be distributed, unless the other class is also split, divided or combined, or a stock dividend on the other class is distributed, at a rate per share that would maintain the same relative dividend rate and voting and other rights of the two classes.

CONVERTIBILITY OF CLASS B STOCK

     Class B Stock is convertible at all times, and without cost to the shareholder (except any transfer taxes which may be payable if certificates are to be issued in a name other than in which the certificate surrendered is registered), into Class A Stock on a one-for-one basis. Therefore, holders of Class B Stock desiring to sell all or part of their equity interest represented by their shares of Class B Stock may convert those shares into an equal number of shares of Class A Stock and sell the shares of Class A Stock in the public market. If the number of outstanding shares of Class B Stock falls below 16.66% of the number of all outstanding shares of Class A Stock and Class B Stock taken together, the outstanding shares of Class B Stock will be automatically converted into shares of Class A Stock on a one-for-one basis without further action or notice. Class A Stock is not exchangeable for or convertible into Class B Stock.

RESTRICTIONS ON TRANSFER OF CLASS B STOCK

     Class B Stock may be transferred only (i) to other "beneficial owners," as defined in Article 7 of the Articles of Incorporation, of Class B Stock, or (ii) at the death of the shareholder pursuant to will or by intestate succession. Accordingly, there is not a trading market for Class B Stock.

OTHER INFORMATION REGARDING CLASS A STOCK AND CLASS B STOCK

     Springs may not issue any additional Class B Stock except in connection with stock splits, stock dividends and other like distributions. The Board of Directors possesses the power to issue shares of authorized but unissued Class A Stock without further shareholder action.

     Class A Stock and Class B Stock have no sinking fund provisions and do not carry any preemptive rights enabling a holder to subscribe for or receive shares of stock of Springs of any class or any other securities convertible into share of stock of Springs.

     Springs Class A Stock is listed on the New York Stock Exchange. The transfer agent for Springs Class A Stock is Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina.

                                 LEGAL MATTERS

     The legality of the Springs Class A Stock offered hereby and certain other legal matters will be passed upon for Springs by Sutherland, Asbill & Brennan, Atlanta, Georgia.

                                    EXPERTS

     The financial statements of Springs at December 31, 1994 and January 1, 1994 and for each of the three years in the period ended December 31, 1994 incorporated in this Proxy Statement and Prospectus by reference from the Springs 1994 Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Dundee at August 31, 1993 and 1994 and for each of the three years in the period ended August 31, 1994 included in this Proxy Statement and Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

     Management of Dundee is not aware of any other matters to come before the Meeting. If any procedural or other matter should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.